Exhibit 10.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY
HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN
MARKED WITH “[***].

ASSIGNMENT, LICENSE, AND COLLABORATION AGREEMENT

by and among

DR. REDDY’S LABORATORIES LTD.

and

JOURNEY MEDICAL CORPORATION

entered into as of

June 29, 2021

i

7.11	Payment Method; Late Payments	42
7.12	Records	42
7.13	Audits	42
7.14	Taxes	43
7.15	No Joint Venture	43

ARTICLE 8 INTELLECTUAL PROPERTY MATTERS		43

8.1	Ownership of Existing Know-How and Patents	43
8.2	Ownership of Product IP	43
8.3	Ownership of Journey Improvements	43
8.4	Inventorship	44
8.5	Addition of Patents to the Licenses Granted to Journey; Information Inquiry	44
8.6	Prosecution of Patents	44
8.7	Review and Disclosure of Patent Filings	46
8.8	Patent and Know-How Enforcement in the Territory	47
8.9	Infringement of Third Party Claim	50
8.10	Invoices	50
8.11	Trademarks	50
8.12	Domain Names	50

ARTICLE 9 REPRESENTATIONS AND WARRANTIES; COVENANTS		50

9.1	Mutual Representations and Warranties	50
9.2	Fundamental Representations and Warranties of DRL	51
9.3	Additional Representations and Warranties of DRL	52
9.4	Additional Representations and Warranties of Journey	53
9.5	Additional Specific Covenants	53
9.6	Non-Competition	54
9.7	No Parallel Importation	54
9.8	No Other Representations or Warranties	55

ARTICLE 10 INDEMNIFICATION		55

10.1	Survival of Representations, Warranties and Covenants	55
10.2	Indemnification by DRL	55
10.3	Indemnification by Journey	55
10.4	Indemnification Procedures	55
10.5	Limitation of Liability	56
10.6	Insurance	56

ARTICLE 11 CONFIDENTIALITY		56

11.1	Confidentiality	56
11.2	Authorized Disclosure	57
11.3	Technical Publication	58
11.4	Publicity; Terms of Agreement	58
11.5	Prior Confidentiality Agreements	58
11.6	Destruction of Confidential Information	58
11.7	Unauthorized Use	58
11.8	Exclusive Property	58

ARTICLE 12 TERM AND TERMINATION		59

12.1	Term	59
12.2	Termination for Bankruptcy	59

12.3	Termination for Material Breach	59
12.4	Termination for Failure to Pay Second Installment	59
12.5	Termination for Cessation of Development	59
12.6	Termination for Patent Challenge	60
12.7	Termination for Failure to Develop the Product in the European Union	60
12.8	No Other Termination after Transfer Date	60
12.9	Effect of Expiration or Termination	60
12.10	Rights in Bankruptcy	62
12.11	Survival	62

ARTICLE 13 DISPUTE RESOLUTION		62

13.1	Referral of Disputes to Parties Executive Officers; Arbitration	62
13.2	Equitable Relief	63
13.3	Governing Law	63
13.4	Waiver of Jury Trial	63
13.5	Patent and Trademark Disputes	63

ARTICLE 14 MISCELLANEOUS		63

14.1	Entire Agreement; Conflict; Amendment	63
14.2	Licenses and Permits	63
14.3	Force Majeure	63
14.4	Notices	64
14.5	No Strict Construction; Interpretation; Headings	64
14.6	Assignment	65
14.7	Performance by Affiliates and/or Sublicensees	65
14.8	Further Assurances and Actions	65
14.9	No Third Party Beneficiaries	65
14.10	Severability	65
14.11	No Waiver	65
14.12	Relationship of the Parties	66
14.13	English Language	66
14.14	Counterparts	66
14.15	Expenses	66
14.16	Acknowledgments and Representations	66

Exhibits

Exhibit A	Assignment Agreements
Exhibit B	Draft Development Plan
Exhibit C	FTE Rate Card
Exhibit D	Product Patents
Exhibit E	Development Costs Estimate
Exhibit F	Key Supply Terms
Exhibit G	Form of Press Release
Exhibit H	Arbitration
Exhibit I	FTE Cost Estimates

ASSIGNMENT, LICENSE, AND COLLABORATION AGREEMENT

This ASSIGNMENT, LICENSE, AND COLLABORATION AGREEMENT (this “Agreement”) is entered into as of June 29, 2021 (the “Effective Date”) by and between DR. REDDY’S LABORATORIES, LTD, a company organized under the laws of India having a registered office at [***] (“DRL”) and JOURNEY MEDICAL CORPORATION, a corporation organized under the laws of Delaware, having a place of business at 9237 East Via De Ventura Blvd., Suite 105, Scottsdale, AZ 85258, USA (“Journey”). DRL and Journey are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, DRL Controls (as defined below) the Product IP (as defined below), and has the right to Exploit (as defined below) the Product (as defined below) in all countries and/or other jurisdictions worldwide;

WHEREAS, DRL desires to transfer, convey, sell, and assign, and Journey desires to accept, all right, title, and interest in and to all the Assigned Assets (as defined below) subject to the terms and conditions herein;

WHEREAS, DRL will, subject to the terms and conditions herein, continue to own the Assigned Assets up to the Transfer Date (as defined below), whereupon the Assigned Assets will be transferred to Journey on the Transfer Date;

WHEREAS, to enable Journey to Exploit the Product prior to and after the transfer, conveyance, sale, and assignment of the Assigned Assets, Journey desires to obtain from DRL, and DRL desires to grant to Journey certain licenses to Exploit the Product in the Field (as defined below) in the Territory (as defined below) pursuant to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

“Acceptance” means, with respect to an NDA (as defined below), receipt of written notice from the FDA indicating that such NDA has been accepted for filing and further FDA review.

“Accounting Standards” means (a) with respect to Journey, U.S. Generally Accepted Accounting Principles, and (b) with respect to DRL, IFRS, in each case, as then current at the relevant time and as consistently applied by the applicable Party.

“Acquiror” means a Third Party successor to the business of Journey pursuant to an Acquisition Event.

“Acquisition Event” means (a) the sale of all or substantially all the assets of Journey to which this Agreement relates to a Third Party, (b) the sale of all or substantially all the assets of Journey to a Third Party, (c) a merger (including a reverse triangular merger), consolidation, share exchange, or other similar transaction involving Journey and any Third Party which results in the holders of the outstanding voting securities of Journey, or any Affiliate that controls such party directly or indirectly, immediately before such merger, consolidation, share exchange, or other similar transaction, ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving or continuing entity immediately after such merger, consolidation, share exchange, or other similar transaction, (d) the acquisition by a Third Party, or a group of Third Parties acting in concert, of more than fifty percent (50%) of the outstanding voting equity securities of Journey. For the purpose of this definition of Acquisition Event, (i) the term “group” includes any group acting for the purpose of acquiring, holding, or disposing of securities within the meaning of the relevant laws of the country or jurisdiction of the relevant party (e.g., with respect to the U.S., Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and Rule 13d-5(b)(1) under the said Act) and (ii) the foregoing clauses do not include any sale or transfer solely to an Affiliate of the applicable party, or (e) any transfer of the license granted by DRL to Journey pursuant to Section 2.1(a) to a Third Party. For the avoidance of doubt, an Uplisting shall not be considered an Acquisition Event.

“Acquisition Product Value” means (a) with respect to clause (a) of “Acquisition Event”, the consideration actually paid by Acquiror to Journey for such assets, whether structured as a lump-sum payment, earn-out, profit share, or other payment structure, and (b) with respect to all other Acquisition Events, the consideration allocated to the assets related to this Agreement that are actually paid by Acquiror to Journey, whether structured as a lump-sum payment, earn-out, profit share, or other payment structure, (i) as agreed to by the Parties in writing, or (ii) as determined by an independent certified appraiser that has experience in the valuation of assets similar to the assets of Journey included in such Acquisition Event.

“Additional Costs” has the meaning set forth in Section 4.2(a).

“Affiliate” means, with respect to either Party, any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with such Party, for so long as such control exists; for purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) or more of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries and/or other jurisdictions outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alliance Manager” has the meaning set forth in Section 3.5(a).

“Annual FTE Costs” means the aggregate FTE Costs in any Development Period Year.

“Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law in the Territory relating to the Product.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws, and laws for the prevention of fraud, racketeering, money laundering, or terrorism.

“AOP” has the meaning set forth in Section 14.12.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, anywhere in the world.

“Assigned Assets” has the meaning set forth in Section 5.2.

“Assignment Agreements” mean that certain (a) Bill of Sale and Assignment and Assumption Agreement, and (b) Patent Assignment Agreement, in each case (a) and (b), entered into by the Parties as of the Effective Date, but which will become automatically effective as of 11:59 PM Eastern Time on the Transfer Date, and each of which are attached hereto as Exhibits A1 and A2, respectively.

“Assumed Liabilities” has the meaning set forth in Section 5.3.

“Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code (in the United States of America), as amended from time to time, and the rules and regulations and guidelines promulgated thereunder, or any applicable bankruptcy laws of any other country, other jurisdiction or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

“Breaching Party” has the meaning set forth in Section 12.3(a).

“Business Day” means any day other than (a) Saturday or Sunday, or (b) any day on which the commercial banks in New York City, United States and/or Mumbai, India are authorized or required to be closed under Applicable Law.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the day immediately before the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.

“Claims” has the meaning set forth in Section 10.2.

“Clinical Study” means any study conducted in humans (healthy volunteers or patients) according to a set protocol and meeting the requirements of GCP.

“Commercialization,” “Commercialize” or “Commercializing”, mean, with respect to a given product, all activities undertaken before or after obtaining Regulatory Approvals relating to the launch, promotion, detailing, branding, marketing, advertising, pricing, reimbursement, offering for sale, sale, and/or distribution of such product, including product support, life cycle management, patient support, customer support, the booking of sales, sampling, shipping, handling, warehousing, logistics management, and invoicing activities. “Commercialization” excludes any Development or Manufacture of such product.

“Commercially Reasonable Efforts” means, with respect to a Party and an obligation under this Agreement, such efforts that are consistent with the efforts and resources normally used by a comparable pharmaceutical company in the performance of such an obligation for a similar pharmaceutical product (including the Development, Manufacture, and/or Commercialization of a similar pharmaceutical product, as applicable, at a similar stage in its Development and/or Commercialization as the Product, and that has commercial and market potential similar to the Product) including the exercise of its prudent scientific and business judgment, taking into account any material issues related thereto, including, as applicable, any issues of intellectual property coverage, safety and/or efficacy, legal and/or compliance, stage of development, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity (anticipated or approved), labeling, present and future market and commercial potential, the likelihood of receipt of regulatory approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), the existence and developmental stages of alternative products and programs, cost of investment in pre-launch activities for the Product, and legal issues. “Commercially Reasonable” as applied to a Party fulfilling such Party’s obligation under this Agreement will be similarly construed.

“Competing Product” has the meaning set forth in Section 9.6(a).

“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed by or on behalf of such Party (or its Affiliates or representatives) to the other Party (or its Affiliates or representatives) under this Agreement, whether in oral, written, graphic, and/or electronic form, and whether prior to, on, and/or after the Effective Date, including the terms of this Agreement, any Information related to the Product developed by or on behalf of the disclosing Party or its Affiliates, and/or the scientific, regulatory or business affairs or other activities of either Party related to the Product. Without limiting the foregoing, the Development Plan, all Product Know-How, Journey Know-How, all Regulatory Materials, and all Revenue Percentage Reports shall be Journey’s Confidential Information and the DRL Background Know-How shall be DRL’s Confidential Information. The terms of this Agreement and shall be the Confidential Information of each Party.

“Control” or “Controlled” means, with respect to any material, Information, Patent or other intellectual property right, that a Party (a) owns or (b) has a license or other right to such material, Information, or intellectual property right, and, in each case ((a) and (b)), has the ability to grant a Person access, a license, or a sublicense (as applicable) to the foregoing without violating the terms of any then-existing agreement or other arrangement with any Third Party.

“Cover” means, as used in relation to a Patent and a product or other invention, and in connection with a duty, obligation, or performance of a Party, that such Patent would be infringed by the manufacture, use, offer for sale, sale, or import of, or other Exploitation of, such product or invention by such Party, but for this Agreement.

“Default Notice” has the meaning set forth in Section 12.3(a).

“Develop” or “Development” means, with respect to a given product, all activities that are necessary or useful to obtain, support or maintain Regulatory Approval (other than to obtain any pricing or reimbursement approvals) of such product in any particular country or other jurisdiction in the Territory, including any such activities relating to preparing and conducting non-clinical studies and Clinical Studies and regulatory activities (e.g., preparing, filing and obtaining regulatory applications), and formulation development, process development, process qualification and validation, scale up, pre-clinical, non-clinical, clinical and/or commercial manufacture (including manufacture of pre-clinical, non-clinical or Clinical Study material). “Develop” or “Development” excludes the Commercialization and the Manufacture of such product.

“Development Contract” has the meaning set forth in Section 4.2(e).

“Development Costs” means the Journey Development Costs and the DRL Development Costs.

“Development Costs Estimate” has the meaning set forth in Section 4.2(a). “Development Costs Limit” has the meaning set forth in Section 4.2(c)(i).

“Development Period” means the period after Effective Date and before the Transfer Date in which DRL is Developing the Product under the Development Plan. For the avoidance of doubt, the Development Period may be longer or shorter than the three (3) Development Period Years provided for on Exhibit E.

“Development Period Year” means the twelve (12) month period beginning on the Effective Date and each twelve (12) month period thereafter during the Development Period. Unless the Development Period ends before the Transfer Date, the first (1st) Development Period Year will begin on the Effective Date and end on the day immediately prior to the first (1st) anniversary of the Effective Date and the second (2nd) Development Period Year will begin on the first (1st) anniversary of the Effective Date and end on the day immediately prior to the second (2nd) anniversary of the Effective Date. For the avoidance of doubt, the final Development Period Year may be shorter than twelve (12) months.

“Development Plan” means the written plan to be adopted by the JDC at the first JDC meeting, setting forth the activities to be performed by or on behalf of DRL to support the submission of the application seeking Product Regulatory Approval, which shall be finalized and approved by the JDC at the initial meeting of the JDC and include (a) the scope of activities to be performed by or on behalf of DRL, including a sub-microbial analysis, and (b) the budget estimate for such activities.

“Dispute” has the meaning set forth in Section 13.1.

“Dollars” or “$” means U.S. dollars.

“Draft Development Plan” means the initial draft of the Development Plan attached hereto as Exhibit B.

“DRL” has the meaning set forth in the introductory paragraph.

“DRL Background IP” means the DRL Background Know-How and the DRL Background Patents.

“DRL Background Know-How” means all Information (whether or not such Information is Confidential Information, patentable or not patentable) and any rights therein or related thereto that is Controlled by DRL before or on the Effective Date or at any time during the Term, in each case, that is (a) generally not known, and (b) reasonably necessary or used by DRL to Exploit the Products but excluding any Product Know-How. As used in this definition, Information that is “reasonably necessary” includes Information that is Controlled by DRL and related to the Product that is necessary for Journey to avoid incurring substantial additional cost in Exploiting the Product (as such Product exists as of the Transfer Date) or that results in a substantial reduction to the value of the Assigned Assets (as such Assigned Assets exist as of the Transfer Date).

“DRL Background Patents” means any Patent Controlled by DRL in the Territory, issued or filed any time during the Term, that Covers a Product that Journey is Exploiting in the Territory, and that the Parties agree to add to the scope of the licenses granted to Journey under this Agreement in accordance with the provisions of Section 8.5.

“DRL Development Costs” means any costs and expenses that are incurred by or on behalf of DRL or any of its Affiliates in accordance with Accounting Standards, this Agreement, and the Development Plan, that are reasonably documented and allocable to the performance of activities under the Development Plan during the Development Period or any Wind Down Period, including all (a) costs and expenses related to non-clinical studies and Clinical Studies conducted under and in accordance with the Development Plan, process development, or otherwise pre-approved in writing by the JDC or Journey (to the extent not paid by Journey in accordance with Section 4.2(e)), (b) costs and expenses related to Manufacture of the clinical supply of the Product required under the Development Plan, (c) the FTE Costs, (d) Regulatory Costs incurred in accordance with the Development Plan or pre-approved by the JDC or Journey (to the extent not paid by Journey in accordance with Section 4.2(e)), (e) costs and expenses incurred by or on behalf of DRL under ARTICLE 8 for which Journey is responsible, and (f) other out-of-pocket costs (including travel costs and any consulting costs) under the Development Plan, including during any Wind Down Period.

“DRL Indemnitees” has the meaning set forth in Section 10.3.

“DRL Territory” means Armenia, Azerbaijan, Belarus, Brazil, Georgia, India, Kazakhstan, Kyrgyzstan, Moldova, People’s Republic of China, Russia, Taiwan, Tajikistan, Turkmenistan, Ukraine, and Uzbekistan.

“DRL Territory Trademarks” means any Trademark to be used by or on behalf of DRL or its Affiliates in the DRL Territory in connection with the Exploitation of the Product, any bioequivalent product, or any other product Covered by one or more Product Patents in the Territory and/or DRL Territory.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Encumbrance” means any lien, security interest, pledge, mortgage, easement, hypothecation, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden, and/or charge of any nature.

“European Union” means, at any particular time, all countries that are then officially recognized as member states of the European Union or members of the European Economic Area. For clarity, any event that first occurs in a county of the European Union that later ceases to be a member of the European Union will still be treated as an event that occurred in the European Union.

“European Union Approval Period” means seventy-two (72) months from the receipt of Product Regulatory Approval plus any period of delay that (a) is reasonably attributable to a Regulatory Authority imposed delay on Regulatory Approval or on Journey’s Development of the Product in the European Union and/or (b) required to conduct any additional Clinical Studies in the European Union beyond the Clinical Studies described in the Development Plan in order to obtain Regulatory Approval in the European Union, in each or both cases ((a) and/or (b)) during which Journey is exercising Commercially Reasonable Efforts to obtain Regulatory Approval of the Product in the European Union.

“Executive Officers” has the meaning set forth in Section 12.3(b).

“Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold, and/or otherwise dispose of, and/or otherwise exploit.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“FDA” means the U.S. Food and Drug Administration or any successor entity.

“Field” means all human and non-human diagnostic, prophylactic, and therapeutic uses.

“Financial Statements” has the meaning set forth in Section 4.2(h).

“First Commercial Sale” means, with respect to a Product and a country in the Territory, the first sale of such Product by Journey or its Affiliate or Sublicensee for monetary value to a Third Party in such country after Regulatory Approval for such Product has been obtained in such country. For clarity, sales prior to receipt of Regulatory Approval for a Product, if any, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale with respect to such Product.

“First Installment” has the meaning set forth in Section 7.1.

“FTE” means an employee or contractor of DRL or its Affiliates identified in the Development Plan (by name or role) in connection with activities specified in the Development Plan.

“FTE Cost” means, with respect to each applicable FTE and Development Period Year during the Development Period and any Wind Down Period, the FTE Rate multiplied by the FTE Ratio. The “FTE Costs” means the sum of all applicable FTE Costs under the Development Plan.

“FTE Cost Limit” has the meaning set forth in Section 4.2(c).

“FTE Rate” means the rates set forth on Exhibit C attached hereto, increased annually by [***] percent ([***]%) for FTEs working in India and [***] percent ([***]%) otherwise effective on each anniversary of the Effective Date during the Development Period and any Wind Down Period.

“FTE Ratio” means, for each FTE and Development Period Year up to the Transfer Date, the lesser of either one hundred percent (100%) or the ratio obtained by dividing the time the FTE dedicated to activities under the Development divided by two thousand (2000) hours.

“Fundamental Representations and Warranties” has the meaning set forth in Section 9.2.

“Generic Product” means, with respect to the Product, any product that is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority, including any product authorized for sale (i) in the U.S. pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j) or any similar or successor provision of U.S. law), (ii) in the European Union pursuant to a provision of Articles 10, 10a, or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or other jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto. A product licensed or produced by Journey or any of its Affiliates or Sublicensees, under a Regulatory Approval for the Product (e.g., an authorized generic product) will not constitute a Generic Product.

“Good Clinical Practices” or “GCP” means Good Clinical Practice as promulgated by the FDA under and in accordance with the FD&C Act (Title 21 of the U.S. Code, Section 301 et seq.), Title 21, Parts 312 of the U.S. Code of Federal Regulations, and the guidelines and standards published by the FDA that relate thereto as may be amended from time-to-time, or any successors thereto. To the extent consistent with U.S. law, “GCP” also includes the practices and standards described in the Guidelines on Principles of Good Clinical Practice in Conduct of EU Clinical Trials as promulgated by the European Commission under European Directive 2001/20/EC and/or the ICH Harmonised Tripartite Guideline for Good Clinical Practice (ICH E6), and any analogous practices, standards guidelines, and/or regulations promulgated by any applicable Regulatory Authority in any country or other jurisdiction in the Territory, as each may be amended from time-to-time, or any successors thereto.

“Good Laboratory Practices” or “GLP” means Good Laboratory Practices as promulgated by the FDA under and in accordance with the FD&C Act (Title 21 of the U.S. Code, Section 342 et seq), Title 21, Part 58 of the U.S. Code of Federal Regulations, and the guidelines and standards published by the FDA that relate thereto as may be amended from time-to-time, or any successors thereto. To the extent consistent with U.S. law, “GLP” also includes the principles of good laboratory practice as set out in Directives 2004/9/EC and/or 2004/10/EC (as supplemented by the OECD Principles of Good Laboratory Practices), all applicable national implementing legislation and guidelines, and/or all applicable equivalent regulatory requirements of a Regulatory Authority in any country or other jurisdiction in the Territory, as each may be amended from time-to-time, or any successors thereto.

“Good Manufacturing Practices” or “GMP” or “cGMP” means the applicable regulatory standards and requirements for current good manufacturing practices promulgated by the FDA under and in accordance with the FD&C Act (Title 21 of the U.S. Code, Section 301 et seq.), Title 21, Parts 210 and 211 of the U.S. Code of Federal Regulations, and the guidelines and standards published by the FDA relating thereto, as may be amended from time-to-time, or any successors thereto. To the extent consistent with U.S. law, “cGMP” also includes the practices and standards described in the Guide to Good Manufacturing Practices for Medicinal Products as promulgated by the European Commission under European Directive 2003/94/EC, similar standards, guidelines, and/or applicable equivalent regulatory requirements of a Regulatory Authority in any country or other jurisdiction in the Territory, as each may be amended from time-to-time, or any successors thereto.

“Government Official” means any Person employed by or acting on behalf of a Governmental Authority, government-controlled entity, or public international organization, including any employee of a government-owned and/or government-controlled corporation or agency and any arbitrator.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial, regional, or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal).

“Healthcare Laws” means all federal, state, and/or local laws, rules and regulations, including any rules, regulations, guidelines, and/or other requirements of any Governmental Authority, relating to the provision, administration, management or payment for health care or healthcare-related products, services or professionals, including, without limitation, (a) false claims laws (including 31 U.S.C. §§ 3729-3733, commonly referred to as the “Federal False Claims Act”); (b) false representations laws; (c) insurance fraud laws; (d) anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. § 1320a-7 et seq.) and the regulations promulgated thereunder; (e) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) and the regulations promulgated thereunder; (f) HIPAA; (g) state anti-kickback, physician self-referral, and privacy laws; (h) licensing, certificate of need, and certification requirements and related regulations; (i) corporate practice of medicine laws; (j) fee splitting laws, (k) laws governing the use, handling, control, storage, transportation, and maintenance of controlled substances, pharmaceuticals or drugs; (l) laws governing the operation of a laboratory and the use, handling, control, storage, transportation, and maintenance of laboratory specimens; and (m) any and all other laws administered or otherwise enforced by the U.S. Department of Health and Human Services, Office of Inspector General and/or other governing body.

“HIPAA” means, collectively, (a) the Health Insurance Portability and Accountability Act of 1996, (b) the privacy standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, (c) 45 C.F.R. parts 160 and 164, subparts A and E, (d) the security standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, (e) 45 C.F.R. parts 160, 162, and 164, subpart C, and (f) the privacy provisions (Subtitle D) of the Health Information Technology for Economic and Clinical Health Act.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

“IND” means Investigational New Drug Application Number 144994 submitted by DRL to FDA.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Indication” means a disorder or medical condition for which the Product is approved by a Regulatory Authority to diagnose, treat, prevent, cure, and/or mitigate in the indication section of the Product Labeling for the Product.

“Information” means any technical, scientific, and/or other data, in written, electronic, and/or other form, including results, approvals, technology, trade secrets, practices, techniques, methods, processes, inventions, ideas, drawings, study designs, protocols, assays, methods, developments, specifications, formulations, formulae, materials, compositions of matter of any type or kind (whether or not patentable), software, algorithms, marketing reports, expertise, technology, test data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical test data and data resulting from nonclinical and Clinical Studies), manufacturing data, quality control data, and safety data.

“Infringement” has the meaning set forth in Section 8.8(a).

“Intellectual Property” has the meaning set forth in Section 12.10(a).

“JDC” has the meaning set forth in Section 3.1(a).

“Journey” has the meaning set forth in the introductory paragraph.

“Journey Development Costs” means any costs and expenses that are incurred by or on behalf of Journey or any of its Affiliates in accordance with Accounting Standards, this Agreement, and/or the Development Plan, other than DRL Development Costs.

“Journey Improvements” has the meaning set forth in Section 8.3.

“Journey Indemnitees” has the meaning set forth in Section 10.1.

“Journey Know-How” has the meaning set forth in Section 8.3.

“Journey Patents” has the meaning set forth in Section 8.3.

“Knowledge” means, the actual knowledge, after due inquiry, of G V S Sesha Kumar, Srinivas Sidgiddi, and D Mallikarjuna Rao.

“Losses” has the meaning set forth in Section 10.2.

“Manufacture” and “Manufacturing” means, with respect to a given product, all activities related to the production, manufacture, formulation, processing, filling, finishing, packaging, labeling, validation, handling and holding of any such product, or any intermediate thereof, including manufacture of Clinical Study material and related quality assurance and quality control testing. “Manufacture” excludes any Development or Commercialization of such product.

“Milestone Payments” means the milestone payments described the tables set forth in Sections 7.2, 7.3, 7.4, and 7.5, as applicable.

“NDA” means a New Drug Application (as defined in the FD&C Act) or any successor application or procedure filed with the FDA for the Product submitted to and/or approved by FDA.

“Net Sales” means, with respect to a product (including an authorized generic version of such product), the aggregate gross amount invoiced by Journey or its Affiliates, Sublicensees, or its Acquiror for the sales or other commercial distribution of Products, including to Third Party wholesalers and Third Party distributors, to each Third Party receiving Products in arm’s length transactions, less the following deductions from such total amounts that are actually incurred, allowed, accrued, and/or specifically allocated:

(a)	trade, quantity, and/or cash discounts in amounts reasonable or customary in the trade and to extent accrued or actually taken;

(b)	credits, refunds, allowances, volumes rebates, charge backs, direct and indirect rebates, distribution fees, reimbursements, or similar payments granted or given to wholesalers and/or other distributors, group purchasing organizations, hospital buying groups, managed care organizations, and/or pharmacy benefit management companies, or similar entities, or that are otherwise incurred in connection with any mandated rebate or discount programs imposed by any Governmental Authority, but only to the extent not previously deducted from gross sales;

(c)	sales and/or excise taxes, customs duties, and/or any other governmental charges imposed upon the sale of such Product, to the extent they are included in the gross sales;

(d)	allowances or credits given to customers on account of rejection, outdating, recalls, damaged goods, billing corrections, and/or sales returns of the Product;

(e)	patient co-pay assistance benefits, rebates, and/or coupon or voucher redemptions specifically provided with respect to the Product;

(f)	invoiced freight, postage, shipping, insurance, handling, and other transportation costs, to the extent they are included in the gross sales; rebates paid; and/or other price reductions provided in connection with sale of the Product to any Governmental Authority or regulatory authority in respect of any state or federal Medicare, Medicaid, or similar programs available under or required by Applicable Law; and any other customary adjustments related to products sold and reasonably allocated to the Product as a portion of the total products sold, in accordance with U.S. Generally Accepted Accounting Principles.

(g)	The foregoing deductions from the gross amount invoiced shall be deducted only once and only to the extent not otherwise deducted from the gross amount invoiced. Net Sales with respect to sales of the Product and that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of the Product and without regard to such non-arm’s length or non-cash sales. “Net Sales” cannot be negative. All deductions provided above shall be based on accrual or actual basis without any retroactive adjustments relating to any previous years.

(h)	Notwithstanding the foregoing, Net Sales shall not include amounts resulting from the sale or transfer of Product and (i) among Journey, its Affiliates or its or their permitted Sublicensees for subsequent re-sale, and/or (ii) provided at or below cost as samples or for charitable purposes.

“New York Courts” has the meaning set forth in Section 13.1.

“Non-Breaching Party” has the meaning set forth in Section 12.3(a).

“Non-Enforcing Party” has the meaning set forth in Section 8.8(b)(iv).

“Obligation” means any debt, liability, and/or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown, and/or otherwise.

“Other Committees” has the meaning set forth in Section 3.1(b)(v).

“Party” and “Parties” has the meaning set forth in the introductory paragraph.

“Party Representatives” has the meaning set forth in Section 9.5(d)(iii).

“Patent Challenge” means a filing of a claim in a patent office or court of competent jurisdiction by Journey or an Affiliate or Sublicensee thereof, which includes in any way the assertion that any claim of any Product Patent and /or DRL Background Patent is invalid, unpatentable, or unenforceable, other than (i) statements made by or on behalf of Journey, any Affiliate thereof, or any Sublicensee in response to communications from patent offices in connection with the prosecution of patents or patent applications differentiating Journey’s, its Affiliates’, or any Sublicensees’ patents or patent applications from the applicable Product Patents or DRL Background Patent and not contesting the validity, enforceability, or patentability of any claim of a Product Patent or DRL Background Patent; (ii) statements made by Journey, any Affiliate thereof, or any Sublicensee in legal proceedings in defense of Journey’s, its Affiliates’, or any Sublicensees’ patents or patent applications, but only if an opposing party uses Product Patents or DRL Background Patent to challenge the validity, patentability, or enforceability of the defended patents or patent applications of Journey, any Affiliate thereof, or any Sublicensee, and provided that such statements are solely for the purpose of differentiating Journey’s, its Affiliates’, or Sublicensees’ patents or patent applications from the referenced Patents and not contesting the validity, enforceability, or patentability of the Patents; (iii) any defenses, counterclaims, and/or countersuits brought by Journey, an Affiliate of Journey, or a Sublicensee in response to a legal proceeding filed by or on behalf of DRL or any affiliate, licensee, sublicensee, or transferee thereof with respect to any Product Patent and/or DRL Background Patent and a product, method, or service, other than the Product; and (iv) as otherwise approved in writing by DRL, such approval not to be unreasonably delayed, conditioned, and/or withheld.

“Patents” means any and all (a) patent applications and issued patents, including, all national, regional, and international patent applications of any type including provisional applications; continuations; divisionals; continuations-in-part; continued prosecution applications; (b) patents that have issued or in the future issue from any patent applications, including utility models, petty patents and design patents and certificates of invention; (c) reissues, renewals, substitutions, additions, reexaminations, corrections, revivals and/or any similar modifications of any such patents; and (d) extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate extensions), and/or restorations of patents.

“PDF” has the meaning set forth in Section 14.14.

“Person” means an individual, a corporation, a partnership, an association, a trust, or other entity or organization, including a Governmental Authority or an agency thereof.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.5(g).

“Phase 3 Clinical Study” means a Clinical Study of the Product that the FDA would accept as classified as a phase 3 study (including in accordance with 21 C.F.R. 312.21(c)).

“Prior CDA” has the meaning set forth in Section 11.5.

“Product” means a pharmaceutical product containing 10-40 mg of minocycline or a minocycline salt in a modified release oral solid dosage form formulation that is Covered by a Valid Claim of a Product Patent, a Journey Patent, and/or a DRL Background Patent.

“Product IP” means (a) all intellectual property rights in the Product Know-How in the Territory and (b) the Product Patents.

“Product Know-How” means all Information (whether or not such Information is Confidential Information, patentable or not patentable) Controlled by DRL before or on the Effective Date or at any time during the Term, in each case, that is (i) generally not known, (ii) solely and exclusively related to the Product, and (iii) reasonably necessary to Exploit the Product in the Territory. As used in this definition, Information that is “reasonably necessary” includes Information that is Controlled by DRL and solely and exclusively related to the Product that is necessary for Journey to avoid incurring substantial additional cost in Exploiting the Product (as such Product is contemplated in the Draft Development Plan) or that results in a substantial reduction to the value of the Assigned Assets (as such Assigned Assets exists as of the Transfer Date).

“Product Labeling” means, with respect to the Product: (a) the Regulatory Authority-approved full prescribing information for such Product for a country or other jurisdiction, including any required patient information; and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, and/or any package insert utilized with or for such Product in such country or other jurisdiction.

“Product Patents” means (a) the Patents set forth on Exhibit D hereto; (b) any continuations, divisionals, or other patent applications that claim priority to any of the Patents in Exhibit D; (c) any patents issuing on any such patent applications (referenced in (a) or (b)); (d) any substitutions, reexaminations, registrations, corrections, additions, confirmation patents, revivals, and/or any similar modifications of any such patents (referenced in (c)); (e) any extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate extensions), and/or restorations of such patents (referenced in (c) or (d)), and (f) subject to the terms and conditions of this Agreement all rights in any such patent applications or patents (in (a)-(e)).

“Product Regulatory Approval” means the Regulatory Approval to Commercialize the Product in the United States.

“Product Regulatory Materials” means all Regulatory Materials developed by DRL or any of its Affiliates, solely, or jointly with Journey, in the execution of the Development Plan, and any Regulatory Materials developed by DRL and submitted to FDA in connection with Regulatory Authority approval for Products (which, for the avoidance of doubt, includes the 20 mg and 40 mg products described in the IND), including all Regulatory Materials that reference the IND and that were developed prior to the Transfer Date.

“Product Trademarks” means the Trademark(s) to be used by or on behalf of Journey, its Affiliates, and/or Sublicensees in the Territory in connection with the Exploitation of the Products and any registrations thereof or any pending applications relating thereto in the Territory.

“Publication” has the meaning set forth in Section 11.3.

“Quality Agreement” has the meaning set forth in Section 4.3(a).

“Quarterly Development Cost Estimate” has the meaning set forth in Section 4.2(b).

“Recipients” has the meaning set forth in Section 11.1.

“Regulatory Approval” means, with respect to a particular country or other jurisdiction and product, a marketing authorization granted by the applicable Regulatory Authority in such country or other jurisdiction for such product, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) approval of Product Labeling. For clarity, in the United States, approval of the NDA constitutes Regulatory Approval in the United States.

“Regulatory Approval Application” means an application to the applicable Regulatory Authority for approval to Commercialize the Product in the Field in a particular country or other jurisdiction.

“Regulatory Authority” means, with respect to a particular country or other jurisdiction, any applicable Governmental Authority responsible for granting Regulatory Approvals of pharmaceutical products in such country or other jurisdiction.

“Regulatory Costs” means any and all out-of-pocket costs incurred by or on behalf of either Party after the Effective Date associated with preparing and filing any and all Regulatory Materials and communicating with any Regulatory Authorities, in each case, for purposes of obtaining, supporting, and/or maintaining Regulatory Approval for the Product in the Territory.

“Regulatory Materials” means Regulatory Approval Applications, investigational new drug applications (including the IND), clinical trial applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from, or otherwise conducted with a Regulatory Authority to Exploit the Product in a particular country or other jurisdiction and all associated data and reports.

“Revenue Based Payments” has the meaning set forth in Section 7.6(a).

Revenue Generating Patents” means with respect to the Products and each country in the Territory, a Product Patent, Journey Patent, or DRL Background Patent includes a Valid Claim that Covers the composition of matter, method of use, method of formulation, and/or a method of administration of Products in such country.

“Revenue Percentage Rate” has the meaning set forth in Section 7.6(a).

“Revenue Percentage Report” has the meaning set forth in Section 7.6(b).

“Revenue Percentage Term” means, with respect to each country in the Territory, the period commencing on the First Commercial Sale of a Product in such country or other jurisdiction and ending upon the expiration or invalidation date of the last Revenue Generating Patent in such country.

“Second Installment” has the meaning set forth in Section 7.1.

“Sublicensee” means any Person to which (a) a sublicense is granted by Journey with respect to a license granted by DRL to Journey under this Agreement, or (b) a license is granted by Journey with respect to an Assigned Asset. For clarity, distributors, wholesalers, and/or resellers of the Product shall not be considered Sublicensees.

“Successful” means a completed Phase 3 Clinical Study that achieves all applicable primary endpoints with statistical significance (as defined in the applicable Phase 3 Clinical Study protocol).

“Supply Agreement” has the meaning set forth in Section 4.3(a).

“Tax Treaty” means the Convention between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, together with a related Protocol, signed at New Delhi on September 12, 1989, as amended, modified, and/or supplemented from time to time (including, without limitation, and future protocols thereto), or any substitutions thereof.

“Term” has the meaning set forth in Section 12.1.

“Territory” means, collectively, all the countries and jurisdictions in the world other than the DRL Territory.

“Third Party” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or other entity or body other than DRL or Journey or an Affiliate of either of them.

“Third Party Infringement Claim” has the meaning set forth in Section 8.9(a).

“Third Party Supplier” means any Third Party that Journey contracts with or otherwise appoints to Manufacture and supply the Product to Journey, its Affiliates, and/or its Sublicensees.

“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol, and/or internet domain names, whether or not registered.

“Transfer Date” means the later of (a) date on which DRL has received all Milestone Payments in full owed by Journey pursuant to Section 7.1 and Section 7.2, and (b) the date on which DRL has been reimbursed in full for all DRL Development Costs that are not disputed in good faith by Journey.

“United States” or “U.S.” means the United States of America, including all possessions and territories thereof.

“Upfront Payment” has the meaning set forth in Section 7.1.

“Uplisting” has the meaning set forth in Section 7.9(a).

“Valid Claim” means a claim of (a) any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) revocation; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability or (b) a pending patent application that is filed and prosecuted in good faith and no more than three (3) years have elapsed from its earliest priority date.

“Wind Down Period” means, in the event of a termination of this Agreement prior to the Transfer Date, the period of “winding down” during which DRL continues to conduct one or more Clinical Studies with respect to the Product pursuant to Section 12.9(d)(iii) or as required pursuant to DRL’s then-current policies or Applicable Law.

ARTICLE 2
LICENSES AND RIGHTS OF REFERENCE

2.1              Grants prior to Transfer Date.

(a)               DRL License Grant to Journey. Subject to the terms and conditions of this Agreement, DRL hereby grants to Journey (i) a sublicensable, transferrable (subject to Section 14.6), exclusive (except as to DRL with regard to its performance of its obligations under the Development Plan) license under the Product IP, and (ii) a sublicensable, transferrable (subject to Section 14.6), non-exclusive license under the DRL Background IP, in each case ((i) and (ii)), for Journey to Exploit the Product in the Field in the Territory until the Transfer Date. Journey and its Affiliates shall have the right to sublicense the rights and obligations granted to it under this Section 2.1(a) to any Third Party (across multiple levels/tiers); provided that, in each such case, Journey shall be responsible for any such Third Party as if Journey were exercising such sublicensed rights itself under this Agreement.

(b)              Journey License Grant to DRL. Subject to the terms and conditions of this Agreement, Journey hereby grants to DRL and its Affiliates (i) a royalty-free, non-transferable (subject to Section 14.6), sublicensable, non-exclusive license under the Journey Improvements solely for DRL to Develop the Products in accordance with the Development Plan, and (ii) a royalty-free, transferable, sublicensable, exclusive license under the Journey Improvements and Product Know-How for DRL to Exploit the Products in the Field in the DRL Territory until the Transfer Date. DRL and its Affiliates shall have the right to sublicense the rights and obligations granted to it under this Section 2.1(b) to any Third Party; provided that, in each such case, DRL shall be responsible for any such Third Party as if DRL were exercising such sublicensed rights itself under this Agreement.

2.2              Grants after Transfer Date. On the Transfer Date, the following license grants will automatically become effective and be in full force:

(a)               DRL License Grant to Journey. Subject to the terms and conditions of this Agreement, DRL hereby grants to Journey and its Affiliates a sublicensable, transferrable (subject to Section 14.6), and exclusive license under the DRL Background IP for Journey and its Affiliates and their respective Sublicensees to Exploit the Products in the Field in the Territory on and after the Transfer Date; provided that Journey may Manufacture, or have Manufactured, Develop, and/or have Developed, the Product anywhere in the world. Journey and its Affiliates shall have the right to sublicense the rights and obligations granted to it under this Section 2.2(a) to any Third Party and Journey will have the right to permit such Sublicensees to grant further sublicenses to their Sublicensees (through multiple levels); provided that, in each such case, Journey shall be responsible for any such Third Party as if Journey were exercising such sublicensed rights itself under this Agreement.

(b)              Journey License Grant to DRL. Subject to the terms and conditions of this Agreement, Journey hereby grants to DRL and its Affiliates a royalty-free, sublicensable, transferable (subject to Section 14.6), irrevocable, and exclusive license under (i) the Journey Improvements and Product Know-How, and (ii) to the extent Journey or its Affiliates at any time after the Transfer Date Controls a Patent that Covers the Product in the DRL Territory, under any such Patents, to, in each case (i) and (ii), Exploit the Product in the Field in the DRL Territory on and after the Transfer Date; provided that DRL may Manufacture, or have Manufactured, Develop, and/or have Developed, the Product anywhere in the world. DRL and its Affiliates shall have the right to sublicense the rights and obligations granted to it under this Section 2.2(b) to any Third Party and DRL will have the right to permit such Sublicensees to grant further sublicenses to their Sublicensees (through multiple levels); provided that, in each such case, DRL shall be responsible for any such Third Party as if DRL were exercising such sublicensed rights itself under this Agreement.

(c)               DRL Grant of Right of Reference to Journey. Subject to the terms and conditions of this Agreement, DRL hereby grants to Journey and its Affiliates a sublicensable, transferrable (subject to Section 14.6), exclusive (even as to DRL and its Affiliates), and irrevocable license and right of reference under all Regulatory Approvals and any other Regulatory Materials that DRL or its Affiliates Control with respect to the Product to enable Journey to Exploit the Product in the Field in the Territory on and after the Transfer Date. Journey and its Affiliates shall have the right to sublicense the rights and obligations granted to it under this Section 2.2(c) to any Third Party and to permit such Sublicensees to grant further sublicenses to their Sublicensees (through multiple levels); provided that, in each such case, Journey shall be responsible for any such Third Party as if Journey were exercising such sublicensed rights itself under this Agreement.

(d)              Journey Grant of Right of Reference to DRL. Subject to the terms and conditions of this Agreement, Journey hereby grants to DRL and its Affiliates an irrevocable, royalty-free, sublicensable, transferrable (subject to Section 14.6), exclusive license and right of reference under all Regulatory Approvals and any other Regulatory Materials that Journey or its Affiliates Control with respect to the Product (including the Product Regulatory Approval) to enable DRL to Exploit the Products in the Field in the DRL Territory. DRL and its Affiliates shall have the right to sublicense the rights and obligations granted to it under this Section 2.2(d) to any Third Party and to permit such Sublicensees to grant further sublicenses to their Sublicensees (through multiple levels); provided that, in each such case, DRL shall be responsible for any such Third Party as if DRL were exercising such sublicensed rights itself under this Agreement.

2.3              Covenant not to Sue. DRL on behalf of itself, its Affiliates, and their successors and assigns, hereby covenants not to initiate any judicial or administrative proceeding in the Territory against Journey, its Affiliates, Sublicensees, or any customer of any thereof, or the successors or assigns of any thereof, based on infringement of any Patent or any other intellectual property rights that are (a) Controlled by DRL at any time during the Term, and (b) are either (i) licensed to Journey pursuant to Section 2.1(a) and Section 2.2(a) and such Patent is being Exploited by Journey within the scope of such licenses, or (ii) not identified to Journey as a potential DRL Background Patent or potential Product Patent pursuant to Section 8.5.

2.4              No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party will be deemed to have granted the other Party any license or other right to any intellectual property of such Party, whether by estoppel, implication, or otherwise.

ARTICLE 3
GOVERNANCE

3.1              Joint Development Committee.

(a)               Formation and Responsibilities. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) for the overall coordination and oversight of the Development of the Product until the Transfer Date. The JDC shall have review, discussion or comment responsibilities for certain matters as specified in Section 3.1(b). The JDC has only the powers expressly assigned to it in Section 3.1(b) and elsewhere in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the JDC has no power to interpret, amend, modify, or waive compliance with this Agreement.

(b)              Specific Responsibilities. The responsibilities of the JDC include the following matters:

(i)                 to review, discuss, finalize and approve the Development Plan at the initial meeting of the JDC;

(ii)              to review, discuss and determine the allocation and status of activities undertaken by or on behalf of DRL as part of the Development Plan, including a review, discussion and determination of the estimated FTE Costs that may be incurred by DRL and the actual FTE Costs incurred by DRL, in the progress of Development under the Development Plan;

(iii)            to review, discuss, and approve any amendments to the Development Plan, including any increases or decreases to the Development Costs Estimate in accordance with Sections 4.2(b) and 4.2(c);

(iv)             to review, discuss, approve, and implement any amendment to the Development Plan to include a third (3rd) Phase 3 Clinical Study if such a third (3rd)Phase 3 Clinical Study is reasonably requested by Journey upon the completion of two (2) initial Phase 3 Clinical Studies where Journey reasonably determines one (1) of such Phase 3 Clinical Studies is not Successful;

(v)               to appoint any other operating committees (collectively, the “Other Committees”) from time to time during the Development Period as it deems fit, which will consist of equal numbers of officers or employees of each Party having sufficient seniority within the applicable Party to carry out the responsibilities of the applicable Other Committee;

(vi)             to direct and oversee any Other Committees on all significant issues that fall within the purview of such committees; and

(vii)          to perform such other functions as appropriate to further the purposes of this Agreement to the extent expressly set forth in this Agreement or determined by the Parties in writing.

(c)               Members. Journey will appoint [***] ([***]) representatives to the JDC and DRL will appoint [***] ([***]) representatives to the JDC, each of whom will be an officer, employee, or other designee of such Party having sufficient relevant experience in Development-related matters and seniority and/or authority within or from the applicable Party to carry out the JDC’s responsibilities. Either Party may designate an individual other than an officer or employee of such Party as a representative of the JDC so long as such Party shall cause such designee to agree in writing to be bound by obligations of confidentiality and non-use no less restrictive than ARTICLE 11, and a Party shall be liable for any breach of any obligations herein by its designee. The JDC may change its size from time to time by agreement in writing of the Parties, and each Party may replace its representatives at any time upon written notice to the other Party. If a JDC representative from either Party is unable to attend or participate in a meeting of the JDC, then the Party who designated such representative may designate an appropriately qualified substitute representative for the meeting. DRL and Journey shall jointly appoint a representative either from Journey or DRL on the JDC to serve as the chairperson of the JDC. The role of the chairperson is to convene and preside at all meetings of the JDC and to ensure the preparation of meeting minutes, but the chairperson will have no additional powers or rights beyond those held by other JDC representatives.

(d)              Meetings. After the Effective Date and prior to the Transfer Date, the JDC shall meet at least [***] ([***]) times per Calendar Year unless the Parties mutually agree in writing to a different frequency for such meetings and at such other times specified in this Agreement. The JDC will hold its initial meeting within thirty (30) days of the Effective Date, at which time the JDC will finalize and approve the Draft Development Plan. Either Party may also call a special meeting of the JDC (by videoconference or teleconference) upon at least fifteen (15) Business Days’ prior written notice to the other Party in accordance with Sections 4.2(b) and 4.2(c) and/or if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party shall provide the JDC materials reasonably adequate to enable an informed discussion by its members no later than ten (10) Business Days before the special meeting. The JDC may meet in person, by videoconference or by teleconference. Each Party shall pay for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties or their respective Affiliates may attend JDC meetings as non-voting observers or presenters. The chairperson of the JDC shall prepare reasonably detailed written minutes of all JDC meetings that reflect and include all material decisions made at such meetings. The JDC chairperson shall send draft meeting minutes to each member of the JDC for review and approval within twenty (20) Business Days after each JDC meeting.

3.2              Decision Making.

(a)               Decisions. The JDC shall take action in good faith by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. If the JDC cannot, or does not, reach consensus on an issue for which it is responsible, then such issue may be resolved in accordance with ARTICLE 13 at the request of either Party; provided, however, that following DRL’s receipt of the Second Installment from Journey, Journey shall have final decision-making authority over Development-related issues. The foregoing notwithstanding, in no event, shall Journey have final decision-making authority on matters relating to reimbursement of DRL Development Costs, FTE Rates, or FTE Costs.

(b)              General. Nothing in this Agreement will be construed to limit a Party’s (i) compliance with Applicable Laws or reporting requirements to Regulatory Authorities or (ii) sole discretion with respect to pricing decisions with respect to any Product in the Field in its respective territory. Notwithstanding anything to the contrary set forth in this Agreement, neither Party nor any of their respective Affiliates will be required by the JDC or any Other Committee to take any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with Applicable Laws.

3.3              Good Faith. In conducting themselves on the JDC or any Other Committees, all representatives of each Party shall consider reasonably and in good faith all input received from the other Party in carrying out its responsibilities set forth under Section 3.1(b) with the primary aim of the JDC and all actions of the Parties related to the Development Plan being to obtain Regulatory Approval for the Product, reasonably taking into account Journey’s expectation to Exploit the Product outside the United States in the Territory, consistent with (i) the Parties’ diligence obligations under Sections 4.1(a)(i) and 6.1, (ii) upholding patient safety, (iii) complying with Applicable Law, and (iv) each Party complying with its own applicable code of business ethics or similar ethical policies.

3.4              Scope of Governance. Without limiting the Parties’ obligations under ARTICLE 11, the Parties agree not to share or discuss at the JDC any strategic or commercially sensitive information beyond the scope contemplated by this Agreement.

3.5              Alliance Managers.

(a)               Each of the Parties shall appoint a single employee to act as that Party’s “Alliance Manager.” The role of the Alliance Manager is to act as a point of contact between the Parties to assure a successful collaboration. The Alliance Managers may attend all JDC meetings and support the chairperson of the JDC in the discharge of their responsibilities. Alliance Managers shall be non-voting participants in such JDC meetings, unless they are also appointed members of the JDC; provided, however, that an Alliance Manager may bring any matter to the attention of the JDC if such Alliance Manager reasonably believes that such matter warrants such attention.

(b)              Each Party may change its designated Alliance Manager from time to time upon email notification to the other Party’s current Alliance Manager. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written email notification to the other Party’s current Alliance Manager.

(c)               Each Alliance Manager will also: (i) coordinate cooperative efforts and communications between the Parties; and (ii) take responsibility for ensuring that governance activities, such as the conduct of required JDC meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 4
DEVELOPMENT

4.1              Development Diligence and Responsibilities.

(a)               Development Diligence.

(i)                 DRL shall, either directly or by or with an Affiliate or a sublicensee, use Commercially Reasonable Efforts to Develop the Product in the Field and to obtain a Product Regulatory Approval for the Product in accordance with the Development Plan.

(ii)              If DRL determines that further Development or submission or handling of the Product Regulatory Approval for the Product is not Commercially Reasonable, DRL will notify Journey in writing of such a determination and promptly provide Journey with the ability to assume responsibility for and control of such further Development or Regulatory Approval Application at Journey’s cost (subject to Section 4.1(a)(iv), including DRL promptly appointing Journey or its designee as DRL’s regulatory agent solely with respect to the IND and the initial NDA).

(iii)            If unreasonable delay in Development of the Product during the Development Period occurs and such delay is substantially due to protracted inaction by DRL and not caused, directly or indirectly, by Journey, its Affiliates, its Sublicensees or any Third Party over which DRL has no control, Journey will have the right to assume the Development of the Product (subject to Section 4.1(a)(iv), including DRL promptly appointing Journey or its designee as DRL’s regulatory agent solely with respect to the IND and the initial NDA) upon either DRL written consent or resolution of any dispute concerning such delay or handling under ARTICLE 13.

(iv)             In the event that Journey assumes Development of the Product prior to the Transfer Date in accordance with Section 4.1(a)(ii) or 4.1(a)(iii), (1) the obligations of DRL set forth in Sections 4.1(a)(i), 4.1(b), 4.4, and 4.5 shall become obligations of Journey, (2) DRL will appoint Journey or its designee as its “regulatory agent” for purposes of interacting with Regulatory Authorities solely with respect to the IND and the initial NDA; provided that (A) Journey will provide DRL with complete copies of any and all proposed drafts of all Regulatory Materials prior to submission to any Regulatory Authority, providing at least five (5) Business Days for DRL to review and comment thereon and (B) Journey will consider any comments provided by DRL within such five (5) Business Day period concerning such proposed submissions in good faith.

(v)               For clarity, at all times prior to the Transfer Date, (1) DRL shall own the Regulatory Approvals (including the IND and the initial NDA) and Regulatory Materials, and (2) any FTE Costs that DRL incurs during such period, solely to the extent such FTE Costs relate to carrying out DRL’s obligations under this Agreement, shall be DRL Development Costs.

(b)              Development Responsibilities. DRL shall, either directly or by or with an Affiliate or a sublicensee conduct the activities under the Development Plan in a good scientific manner and comply in all material respects with Applicable Laws, including GMP, GCP and GLP, as applicable. In the event that DRL conducts the activities through or with a sublicensee, (i) DRL shall remain responsible for its obligations under this Section 4.1, and (ii) to the extent that a material portion of DRL’s obligations will be assigned to a sublicensee, DRL shall obtain Journey’s pre-approval of such sublicensee, not to be unreasonably withheld, conditioned or delayed. For clarity, Third Parties to any Development Contract are sublicensees of Journey, not sublicensees of DRL.

(c)               Amendments to Development Plan. Either Party, directly or through its representatives on the JDC may propose amendments to the Development Plan from time to time as appropriate, including in light of changed circumstances. Such amendments shall be reviewed and approved in accordance with Section 3.2.

4.2              Development Costs.

(a)            Estimated Development Costs. As of the Effective Date, estimated Development Costs (based on the Draft Development Plan) for the anticipated first (1st) three (3) Development Period Years are set forth on Exhibit E (collectively, the “Development Costs Estimate”). The Development Costs are subject to the “Notes and Assumptions” set forth in the Draft Development Plan and are expected to total amounts equal or less than the amounts presented in Exhibit E. The Development Plan includes a reasonable description of the anticipated Development Costs for the anticipated first (1st) three (3) Development Period Years. The Development Plan will include estimated FTE Costs and the Development Plan will list all FTEs (by title) with the associated FTE Rate and anticipated hours such FTE will dedicate to performing activities under the Development Plan in each applicable Development Period Year. The Annual FTE Costs based on the Draft Development Plan are expected to total to amounts equal or less than the amounts set forth on Exhibit I. If the JDC makes any changes to the Development Plan, or if any of the activities under the Development Plan are accelerated or delayed, the JDC will discuss in good faith whether Exhibit E and Exhibit I need to be amended by the Parties to reflect the then-current scope and timing of the activities set forth in the Development Plan. The Development Costs Estimate does not include any DRL Development Costs that may arise and that cannot reasonably be estimated by the Parties as of the Effective Date, including certain consultant costs and fees, intellectual property enforcement costs and as otherwise set forth in the “Notes and Assumptions” set forth in the Draft Development Plan (collectively, the “Additional Costs”). For clarity, the Development Cost Estimate only includes DRL’s technology transfer obligations under Section 4.3(c) and the cost to Journey, and does not include any other costs and expenses that may be incurred by or on behalf of Journey in connection with the technology transfer, which shall not be deemed “Development Costs”. Promptly upon becoming aware of anticipated Additional Costs, DRL will promptly present the anticipated Additional Costs to the JDC for review whenever such anticipated Additional Costs arise during the Development Period. Additional Costs will be subject to JDC approval. Journey shall be solely responsible for all Development Costs, including any approved Additional Costs, incurred under the terms and conditions of this Agreement.

(b)              Development Cost Planning and Special Meetings. At each JDC meeting, (i) each Party shall provide an update on current Development Costs incurred by or on behalf of each Party, and (ii) the JDC shall agree on an estimate of the Development Costs that may be incurred by or on behalf of each Party during the following Calendar Quarter (each a “Quarterly Development Cost Estimate”). In the event that either Party reasonably anticipates that the Quarterly Development Cost Estimate will be exceeded based on applicable activities to be performed under the Development Plan, the Party aware of such anticipated excess Development Costs shall promptly notify the other Party and the JDC will promptly meet to discuss such anticipated Development Costs in accordance with Section 3.1(d).

(c)               Updated Development Costs Estimate and Development Costs Limits.

(i)                 The applicable Development Costs Estimate may increase or decrease during the Development Period, as determined by the JDC under Section 3.2(a) and Section 4.2(b). Each Party will use reasonable efforts to provide, to its knowledge and in good faith, accurate updates to the Development Costs to the JDC. Each Party shall provide reasonable updates to the JDC regarding any anticipated material increase or decrease in Development Costs during the Development Period of which such Party becomes aware. Journey will be responsible for any increase in Development Costs. If (1) an anticipated increase in Development Costs in a Development Period Year exceeds the applicable amount set forth in Exhibit E (as may be adjusted pursuant to this Section 4.1(c)) up to [***] ([***]%) in the first (1st) Development Period Year or by more than [***] ([***]%) in any Development Period Year thereafter (each a “Development Costs Limit”) or (2) the anticipated Annual FTE Costs exceeds the applicable amount set forth in Exhibit I (as may be adjusted pursuant to this Section 4.1(c)) by more than [***] ([***]%) in the first (1st) Development Period Year or by more than [***] ([***]%) in any Development Period Year thereafter (each a “FTE Cost Limit”), then, in either case (1) or (2), the JDC will promptly meet in accordance with Section 3.1(d) and in good faith review anticipated and ongoing activities under the Development Plan and associated Development Costs and discuss in good faith (x) measures to reduce the anticipated increase in Development Costs and/or Annual FTE Costs, and (y) any potential revision to the applicable Development Costs Limit and/or FTE Cost Limit.

(ii)              Unless the JDC approves in a meeting or Journey first expressly approves otherwise in writing, DRL will (a) use Commercially Reasonable Efforts not to incur Development Costs (except FTE Costs, which is addressed by clause (b)) in any applicable Development Period Year in excess of the applicable Development Costs Limit and (b) not incur Annual FTE Costs in excess of the applicable FTE Cost Limit. If during the Development Period either Party identifies any reasonably practical opportunity to change the Development Plan or any aspect of carrying out the Development Plan that would result in lower Development Costs than the applicable Development Cost Estimate and that would not reasonably result in a risk of (w) delayed performance of the Development Plan, (x) a delay in Product Regulatory Approval, (y) increased risk of FDA rejection of the initial NDA, and/or (z) material limitation on Journey’s ability to Exploit the Product in the Territory, the JDC will promptly meet to discuss such opportunity and, if appropriate, adjust the Development Plan or applicable aspect of carrying out the Development Plan to so limit the applicable Development Costs. In no event will Journey be responsible for Development Costs that are greater than the actual Development Costs incurred in carrying out the Development Plan.

(d)              Cessation of Certain Activities due to Excess Development Costs. Notwithstanding anything to the contrary in this Agreement, in the event that (i) DRL is obligated to obtain approval from Journey to incur Development Costs or any additional cost in excess of the Development Cost Estimate and/or Development Costs Limit, and (ii) Journey (or the JDC as a result of the action or inaction of Journey representative(s) thereon) has not approved such Development Costs or increase to the Development Costs Estimate and/or Development Costs Limit, DRL shall not be deemed to be in breach of this Agreement and will not be liable to Journey for breach of this Agreement (including, for clarity, under Section 4.1(a)(i)) based on DRL not performing any of the proposed activities associated with any unapproved additional costs in excess of the Development Costs Estimate and/or Development Costs Limit.

(e)               Development Contracts. Journey shall negotiate and enter into any contracts with contract research organizations, consultants, or other service providers specified in the Development Plan (each, a “Development Contract”). In carrying out the Development Plan, DRL may assist Journey with the identification of such contract research organizations, consultants, or other service providers and in obtaining initial proposals, bids, or draft agreements for Journey’s consideration. DRL will be primarily responsible to negotiate the non-financial terms and conditions of the Development Contracts (which will include provisions providing for confidentiality of Phase 3 Clinical Study data, compliance with Applicable Laws, and assignment of any inventions and other material intellectual property developed in the conduct of activities under such Development Contracts to Journey) and will assist Journey in Journey’s negotiation of the financial terms and conditions of the Development Contracts. Journey hereby agrees that it is solely responsible for the financial obligations under each Development Contract. All Information, studies and any other data produced under any Development Contract shall be Journey Know-How.

(f)                Regulatory Costs. Journey shall be solely responsible for the payment of all Regulatory Costs and shall make timely payments to the applicable Regulatory Authorities on or before the date on which such payments are due. To the extent DRL becomes aware of any Regulatory Costs that are due and owing to any Regulatory Authority that are not in the Development Plan, DRL shall promptly notify Journey of such Regulatory Costs and Journey shall promptly make the applicable payments. DRL will use good faith efforts to ensure that the JDC is notified as soon as DRL is aware that incurring such Regulatory Costs is likely to be necessary to carry out the Development Plan.

(g)               Payment of DRL Development Costs. DRL shall invoice Journey for all DRL Development Costs along with suitable documentation evidencing each applicable cost and Journey shall pay all undisputed DRL Development Costs within thirty (30) calendar days of receipt of an applicable invoice.

(h)              Information Rights. Beginning on the Effective Date and ending on the Transfer Date, Journey shall provide DRL with unaudited balance sheets semi-annually (within thirty (30) days after June 30 and within thirty (30) days after December 31) (“Financial Statements”). All Financial Statements delivered to DRL shall be prepared in good faith consistent with the normal practices of Journey and/or its Affiliates, and, to Journey’s knowledge, be accurate.

4.3          Supply of the Product and Technology Transfer.

(a)         Commercial Supply. Within one hundred eighty (180) days of the Effective Date, the Parties shall in good faith negotiate a commercial supply agreement (the “Supply Agreement”) in accordance with the Key Supply Terms attached hereto as Exhibit F, which shall include an associated quality agreement (the “Quality Agreement”), pursuant to which DRL shall supply Journey with the Product.

(b)         Clinical Supply. Manufacture of the clinical supply of the Product required under the Development Plan shall be procured by Journey from DRL on a purchase order-by-purchase order basis, DRL will supply clinical supply of the Product directly to the locations designated by the applicable contract research organization. In addition, Journey shall purchase from DRL the registration batches, stability batches, and any other Product supply reasonably necessary to carry out the Development Plan. DRL shall provide Journey with an invoice for all costs and expenses related to Manufacture of clinical supplies, registration batches, and such other supplies of the Product in accordance with Section 4.2(g).

(c)         Technology Transfer. Journey will have the right as of the Transfer Date to source supply of the Product from Third Party Suppliers for Development and Exploitation in the Territory. Within four (4) months of any request from Journey that is made any time after the two (2) month anniversary of the Effective Date, DRL will provide the Information that is reasonably required to establish, qualify, and/or enable one (1) Third Party Supplier to supply the Product in the Territory to Journey, its Affiliates, or Sublicensees, and to include information concerning such Third Party Supplier in the NDA and/or other applicable Regulatory Materials to allow Journey to use such Third Party Supplier as of the Transfer Date as an alternative supplier to DRL; provided, however, that (i) Journey shall bear all costs, including reimbursement of DRL FTE costs, associated with such activities; and (ii) that such Third Party Supplier shall enter into a three-party confidentiality agreement with DRL and Journey, in a form reasonably acceptable to DRL. Throughout the Term, DRL will not supply Products to any Third Party in the Territory that intends to Commercialize Products in the Territory other than a Sublicensee of Journey or other Person that Journey authorizes to receive Product from DRL. Beginning on the Transfer Date, Journey will have the right to obtain part of its supply of the Product from Third Party Suppliers for Commercialization in the Territory, subject to any applicable minimum requirements included in the Key Supply Terms.

4.4          Regulatory Matters prior to the Transfer Date.

(a)         Clinical Trials; Regulatory Approvals. Subject to Section 4.1(a)(iv), DRL will be the “sponsor” of all Clinical Studies conducted by DRL under the Development Plan up to the Transfer Date. Subject to Section 4.1(a)(iv), as between the Parties, at any time prior to the Transfer Date, DRL shall have the primary responsibility to (i) prepare, obtain, and maintain the Regulatory Approvals and other submissions, and (ii) approve any communications with any Regulatory Authority, in each case, for the Product. DRL will provide Journey with complete copies of any and all proposed drafts of all Regulatory Materials prior to Regulatory Authority submission prior to the Transfer Date, providing at least five (5) Business Days for Journey to review and comment thereon. DRL will consider any comments provided by Journey within such five (5) Business Day period concerning such proposed submissions in good faith and DRL will adopt any Journey suggestion related thereto that would reasonably be determined to enhance the value of the Assigned Assets and/or increase the speed of approval of Product Regulatory Approval. Notwithstanding the foregoing, during NDA review time, DRL and Journey will work together in a reasonable timeframe to submit the responses to FDA queries or requests for information in FDA recommended timelines, which may be less than five (5) days. To the extent permitted under Applicable Laws, DRL will provide Journey with sufficient advance notice of any meetings with any Regulatory Authority prior to the Transfer Date. To the extent permitted under Applicable Laws and by FDA, DRL shall allow Journey to discuss with DRL, prepare for, and permit up to three (3) employees of Journey reasonably observe and/or participate in such meetings with Regulatory Authorities, provided that DRL will, as sponsor, have primary responsibility for the conduct of such meetings with Regulatory Authorities. On and after the Effective Date until the Transfer Date, DRL will provide to Journey complete copies of (i) any material correspondence DRL receives from any Regulatory Authority or other Governmental Authority related to the Product in the Territory, and (ii) any final submission that DRL makes to any Regulatory Authority relating to the Product in the Territory, in each case, within five (5) Business Days of such receipt or submission.

(b)         Communication with Regulatory Authorities. Except as provided herein or otherwise agreed to by DRL in writing, prior to the Transfer Date, and subject to the provisions of Section 4.4(a), Journey shall not (i) own, obtain or maintain the IND or other Regulatory Approval with respect to the Product, or (ii) communicate with any Regulatory Authority regarding the Product (1) in writing, without DRL’s prior written approval of the form and content of such written communication, which approval will not be unreasonably conditioned, delayed, and/or withheld, or (2) orally (including in connection with any meeting, conference or discussion) other than with DRL’s prior written approval of the forum, form, and content of such oral communication, which approval will not be unreasonably conditioned, delayed, and/or withheld. At any time prior to the Transfer Date, if Journey receives any correspondence from any Regulatory Authority related to the Product, Journey shall provide a copy of such correspondence to DRL within ten (10) days of such receipt. DRL shall have the right to prepare any response to any Regulatory Authority with respect to such correspondence consistent with the provisions of Section 4.4(a). If at any time during the Term, DRL receives any correspondence from any Regulatory Authority in the Territory that (x) solely relates to the Product, or (y) that relates to the Product, in each case (x) and (y), DRL shall provide a complete and accurate copy of such correspondence to Journey within three (3) Business Days of receipt; provided that in the case of (y), DRL may redact any portion of such correspondence that is (A) confidential and/or proprietary to a Third Party, and/or (B) related to a product that is not the Product.

4.5          Development Records. Prior to the Transfer Date and for a period of three (3) years thereafter or for such longer period as may be required by Applicable Law, DRL shall maintain complete, current, and accurate records of all activities conducted by or on behalf of DRL under the Development Plan, that were conducted prior to the Effective Date in connection with clinical and/or nonclinical development of the Product, and/or that are otherwise related to any Regulatory Approval or Clinical Study that includes the Product. Copies of any all such records will be transferred to Journey on or promptly following the Transfer Date in accordance with ARTICLE 5.

ARTICLE 5
ASSET ASSIGNMENT

5.1          Asset Assignment; Know-How Transfer. Effective as of the Transfer Date, pursuant to the Assignment Agreements, DRL assigns, sells, transfers, and conveys to Journey and Journey accepts from DRL all right, title and interest in and to, all of the Assigned Assets, free and clear of any Encumbrances. For the avoidance of doubt, the assignment, sale, transfer, and conveyance of the Assigned Assets will not occur until Journey has paid DRL (a) the Second Installment and all Milestone Payments in full owed by Journey pursuant to Section 7.2, and (b) all DRL Development Costs that are not disputed in good faith by Journey. In order to effectuate the Transfer Date, Journey shall provide written notice to DRL no less than two (2) Business Days prior to such Transfer Date, provided that the timing and/or form of such notice will have no effect on the assignment, sale, transfer, and conveyance of the Assigned Assets. If DRL has received all Milestone Payments in full owed by Journey pursuant to Section 7.1 and Section 7.2, and DRL has been reimbursed in full for all DRL Development Costs that are not disputed in good faith by Journey, the assignment, sale, transfer, and conveyance of the Assigned Assets will occur on, and the Transfer Date will be, the date specified by Journey in any such notice.

5.2          Assigned Assets. The “Assigned Assets” means collectively the following:

(a)         The Product IP;

(b)         The Product Regulatory Approval;

(c)         The Product Regulatory Materials; and

(d)         The Product Know-How.

Promptly following the Transfer Date, DRL shall make available to Journey all electronically held Assigned Assets. In the event that, where reasonably necessary, Journey requests original documents of the items set forth in Sections 5.2(b)-(c) that are not maintained electronically and such documents are in the possession of or readily accessible by DRL or its Affiliates, DRL shall, make available such original documents to Journey for pick-up at DRL’s facility, at Journey’s sole cost and expense, during normal business hours on a date mutually agreeable to the Parties following the Transfer Date.

5.3          Assumed Liabilities. As of the Transfer Date, Journey shall assume and pay, perform, or otherwise discharge, in accordance with their respective terms and subject to their respective conditions thereof, all Obligations that arise out of or are related to Journey’s ownership, operation or use of, or exercise of rights and performance under, the Assigned Assets or the Products after the Transfer Date (the “Assumed Liabilities”).

5.4          Retained Rights. DRL retains the right to Exploit the Product in the DRL Territory. For purposes of clarity, except as expressly set forth in this Agreement, neither Party receives any rights with respect to the Product from the other Party. Journey shall not, directly or indirectly, market, promote, sell, offer for sale, and/or distribute the Product outside the Territory and DRL shall not, directly or indirectly, market, promote, sell, offer for sale, and/or distribute the Product in the Territory, provided that (a) Journey may Manufacture or Develop the Product and/or have the Products Manufactured or Developed outside the Territory for sale within the Territory, and (b) DRL may Manufacture or Develop the Product and/or have the Products Manufactured or Developed outside the DRL Territory for sale within the DRL Territory.

ARTICLE 6
DEVELOPMENT AND COMMERCIALIZATION BY JOURNEY

6.1          Diligence. Following Transfer Date, Journey shall, directly and/or by or with an Affiliate and/or a Sublicensee, use Commercially Reasonable Efforts to Develop and Commercialize the Product in the Field in the Territory; provided that Journey shall (x) launch the Product in the United States within six (6) months from the receipt of Product Regulatory Approval, and (y) initiate Development of the Product in the Field in the European Union within twenty-four (24) months from the receipt of Product Regulatory Approval.

6.2          Responsibility for Development and Commercialization in the Territory. Subject to the terms and conditions of this ARTICLE 6, Journey shall have sole control over and decision-making authority for, at its cost and expense, the Development, Manufacture, and Commercialization of the Products in the Territory. Journey shall, directly and/or by or with an Affiliate and/or a Sublicensee, conduct all Development, Manufacturing, and Commercialization activities related to the Product in a good scientific manner and comply in all material respects with Applicable Laws, including GMP, GCP and GLP, as applicable.

6.3          Cross-Territorial Restrictions.

(a)         Journey Restrictions. As permitted by Applicable Law, Journey shall not, and shall ensure that its Affiliates and Sublicensees will not, either directly or indirectly, knowingly promote, market, distribute, import, sell or have sold the Product, including via internet or mail order, into the DRL Territory. As to the DRL Territory, Journey shall not, and shall ensure that its Affiliates and Sublicensees will not: (i) engage in any advertising or promotional activities relating to any Product that are directed primarily to customers or other purchasers or users of the Product located in the DRL Territory, (ii) solicit orders for the Product from any prospective purchaser located in the DRL Territory, and/or (iii) sell or distribute any Product to any Person in the Territory who it knows intends to sell the Product in the DRL Territory. If Journey receives any order from a prospective purchaser located in the DRL Territory, then Journey shall immediately refer that order to DRL, and Journey shall not accept any such orders unless otherwise agreed to in writing by DRL. Journey shall not deliver or tender (or cause to be delivered or tendered) any Product for sale into the DRL Territory other than for use or Commercialization by or on behalf of DRL and its Affiliates in accordance with this Agreement.

(b)         DRL Restrictions. As permitted by Applicable Law, DRL shall not, and shall ensure that its Affiliates will not, either directly or indirectly, knowingly promote, market, distribute, import, sell or have sold the Product, including via internet or mail order, into the Territory. As to the Territory, DRL shall not, and shall ensure that its Affiliates will not: (i) engage in any advertising or promotional activities relating to any Product that are directed primarily to customers or other purchasers or users of the Product located in the Territory, (ii) solicit orders from any prospective purchaser located in the Territory, and/or (iii) sell or distribute the Product to any Person in the DRL Territory who it knows intends to sell the Product in the Territory. If DRL receives any order from a prospective purchaser located in the Territory, then DRL shall immediately refer that order to Journey, and DRL shall not accept any such orders. DRL shall not deliver or tender (or cause to be delivered or tendered) the Product into the Territory.

(c)         Cooperation in Stopping Importation of Other Party’s Products. Neither Party will be liable to the other Party for internet information available to persons outside of the Territory in the case of Journey and outside of the DRL Territory in the case of DRL or that is broadcast outside of the Territory or DRL Territory, respectively, due to regular cross-border television and/or radio broadcasting or other broadly distributed media. Throughout the Term, the Parties shall promptly cooperate in good faith and at no cost to the other Party in implementing good faith Commercially Reasonable procedures and taking any other Commercially Reasonable requested actions to prevent the sale and distribution in the Territory of any version of the Product sold by DRL in the DRL Territory and the sale and distribution in the DRL Territory of any version of the Product sold by Journey in the Territory.

6.4          Development, Manufacturing and Commercialization Updates. Once per Calendar Year, at the reasonable written request of DRL, Journey shall provide reasonable written updates to DRL regarding the status of Regulatory Authority approval of the Product and its Development, Manufacturing and Commercialization activities with respect to the Products in the Territory.

6.5          Regulatory Matters after the Transfer Date.

(a)         Cooperation. After the Transfer Date, upon a Party’s reasonable request, each Party shall provide the other Party with any reasonably requested assistance and cooperation (i) to enable such other Party to obtain Regulatory Approval for the Products in the Territory or DRL Territory, as applicable, and (ii) in furtherance of effecting such other Party’s rights and licenses granted pursuant to Section 2.2, which shall in each case ((i) and (ii)) include each Party providing access to the such Party’s Regulatory Materials, as well as supplying the other Party with Product, at no cost to the requesting Party.

(b)         Clinical Trials; Regulatory Approvals.

(i)            If, after the Transfer Date, (A) DRL conducts a Clinical Study for the Product for a Regulatory Approval in the DRL Territory, or (B) Journey conducts a Clinical Study for the Product for a Regulatory Approval in the Territory, then the Party conducting such Clinical Study will be the “sponsor” of such Clinical Study.

(ii)          As between the Parties, after the Transfer Date, (A) DRL shall have the sole right to (1) prepare, obtain, and maintain Regulatory Approvals and other submissions, and (2) approve any communications with any Regulatory Authority, in each case, for the Product in the DRL Territory, and (B) Journey shall have the sole right to (1) prepare, obtain, and maintain Regulatory Approvals and other submissions, and (2) approve any communications with any Regulatory Authority, in each case, for the Product in the Territory.

(iii)         At either Party’s reasonable request, the other Party shall provide the requesting Party with copies of all Regulatory Materials filed by or on behalf of it with Regulatory Authorities to the extent necessary or useful in allowing the requesting Party to seek, obtain, and/or maintain Regulatory Approval for the Products in the Field in the DRL Territory or Territory, as applicable, the information in which Regulatory Materials the requesting Party may solely use for the purpose of seeking, obtaining, and maintaining Regulatory Approval for the Products in the Field in the DRL Territory or Territory, as applicable.

(c)         Communication with Regulatory Authorities. After the Transfer Date, in no event shall (i) Journey (A) own, obtain or maintain any IND or other Regulatory Approval with respect to the Product in the DRL Territory, or (B) communicate with any Regulatory Authority regarding the Product in the DRL Territory (1) in writing, without DRL’s prior written approval of the form and content of such written communication, or (2) orally (including in connection with any meeting, conference or discussion) with any Regulatory Authority other than with DRL’s prior written approval of the forum, form and content of such oral communication, or (ii) DRL (A) own, obtain or maintain any IND or other Regulatory Approval with respect to the Product in the Territory, or (B) communicate with any Regulatory Authority regarding the Product in the Territory (1) in writing, without Journey’s prior written approval of the form and content of such written communication, or (2) orally (including in connection with any meeting, conference or discussion) with any Regulatory Authority other than with Journey’s prior written approval of the forum, form and content of such oral communication At any time after the Transfer Date, if a Party receives any correspondence from any Regulatory Authority related to the Product sold by or on behalf of the other Party, such Party shall provide a copy of such correspondence to the other Party within five (5) days of such receipt. The other Party shall have the right to prepare any response to any Regulatory Authority with respect to such correspondence; provided that the other Party shall consider in good faith any comments received from such Party.

(d)         Regulatory Costs. Journey shall be solely responsible for all Regulatory Costs incurred by or on behalf of Journey with respect to preparing, filing, obtaining, and maintaining Regulatory Approvals for the Products from the Regulatory Authorities in the Territory. DRL shall be solely responsible for all Regulatory Costs incurred by or on behalf of DRL with respect to preparing, filing, obtaining, and maintaining Regulatory Approvals for the Products from Regulatory Authorities in the DRL Territory.

(e)         Notification of Threatened Action.

(i)            By DRL. DRL shall immediately notify Journey of any information it receives regarding any threatened or pending action, inspection, and/or communication by or from any Regulatory Authority that may affect or otherwise relate to the Development, Commercialization, Manufacture, or Regulatory Approval of the Product in the Territory.

(ii)           By Journey. Journey shall immediately notify DRL of any information it receives regarding any threatened or pending action, inspection, and/or communication by or from any Regulatory Authority that may affect or otherwise relate to the Development, Commercialization, Manufacture, or Regulatory Approval of the Product in the DRL Territory.

(iii)         Procedure. Upon receipt of such information described in Section 6.5(e)(i) and 6.5(e)(ii), the Parties shall review and discuss a mutually acceptable procedure for taking appropriate action.

(f)          Recalls. DRL shall have the sole right to determine and initiate all recalls, market suspensions or market withdrawals undertaken for the Product in the DRL Territory, and DRL (or its designee) shall be solely responsible for the execution thereof. Journey shall have the sole right to determine and initiate all recalls, market suspensions or market withdrawals undertaken for the Product in the Territory, and Journey (or its Sublicensee or designee) shall be solely responsible for the execution thereof.

(g)         Adverse Event Reporting and Safety Data Exchange. No later than one hundred eighty (180) days following the submission of the first Regulatory Approval Application for a Product in any country and/or other jurisdiction in the DRL Territory, and in any event prior to any Commercialization of the Product by DRL in the DRL Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to the Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). In the event of any inconsistency between the provisions of the Pharmacovigilance Agreement and the provisions of this Agreement, the wording of the Pharmacovigilance Agreement shall govern any and all patient safety matters, and this Agreement shall govern all other matters.

ARTICLE 7
COMPENSATION

7.1          Upfront Payment. In consideration of DRL’s grant of the licenses granted to Journey under Section 2.1(a), Journey shall pay to DRL a one-time, non-refundable, upfront fee of Ten Million Dollars ($10,000,000) (the “Upfront Payment”). The Upfront Payment will be paid in two installments. The first installment of the Upfront Payment in the amount of Two Million Dollars ($2,000,000) (the “First Installment”) will be paid on the Effective Date. The second installment of the Upfront Payment in the amount of Eight Million Dollars ($8,000,000) (the “Second Installment”) will be paid by the ninetieth (90th) day following the Effective Date.

7.2          Development Milestone Payments. As further consideration for the grant of the licenses granted to Journey under Section 2.1(a) (with respect to Milestone Event No. 1), and as consideration of DRL’s transfer, assignment, sale, and conveyance of the Assigned Assets pursuant Section 5.1, Journey shall pay DRL the following one-time Development Milestone Payments within thirty (30) days after the first achievement of the corresponding “Milestone Event” as set forth in Table 7.2. The Milestone Payments set forth in this Section 7.2 are payable only once (i.e., the first time the applicable Milestone Event is achieved for the Product), and is non-refundable, non-creditable, once paid. For clarity, this means that the maximum Development Milestone Payment amount payable under this Section 7.2 is [***] ($[***]). DRL shall notify Journey promptly following the date of the occurrence of a Milestone Event.

Table 7.2 – Development Milestone Payments
No.	Milestone Event	Milestone Payments
1.	[***]	[***]
2.	[***]	[***]

For clarity, Milestone Event No. 2 set forth in Table 7.2 shall only be reduced in the event that one of the first two (2) Phase 3 Clinical Studies is not Successful, and Journey reasonably believes that Regulatory Approval for a rosacea Indication is unlikely without conducting a third (3rd) Phase 3 Clinical Study.

7.3          Milestone for An Initial Non-Rosacea Indication. As further consideration of DRL’s transfer, sale, assignment, and conveyance of the Assigned Assets pursuant Section 5.1, Journey shall pay DRL the following one-time Development Milestone Payment within thirty (30) days after the first achievement by Journey (or its Affiliate, Sublicensee, or Acquiror) of the “Milestone Event” as set forth in Table 7.3. The Development Milestone Payment set forth in this Section 7.3 is payable only once (i.e., the first time the milestone event is achieved for the Product) and is non-refundable once paid. For clarity, this means that the maximum Development Milestone Payment amount payable under this Section 7.3 is [***] ($[***]). Journey shall notify DRL promptly following the date of the occurrence of the Milestone Event.

Table 7.3 – Development Milestone Payments
No.	Milestone Event	Milestone Payments
1.	[***]	[***]

For the avoidance of doubt, Journey will have no obligation to obtain Regulatory Approval for any non-rosacea Indication that is not consistent with its application of Commercially Reasonable Efforts.

7.4          Launch Milestone Payments. As further consideration of DRL’s transfer, sale, assignment, and conveyance of the Assigned Assets pursuant Section 5.1, Journey shall pay DRL the following one-time launch Milestone Payments within thirty (30) days after the first achievement by Journey (or its Affiliate, Sublicensee or Acquiror) of a “Milestone Event” set forth in Table 7.4. Each Milestone Payment set forth in this Section 7.4 is payable only once (i.e., the first time the Milestone Event is achieved for the Product) and is non-refundable once paid. For clarity, this means that the maximum launch milestone amounts payable under this Section 7.4 is [***] ($[***]). Journey shall notify DRL promptly following the date of the occurrence of each Milestone Event. For the avoidance of doubt, Journey will have no obligation to obtain Regulatory Approval in any jurisdiction or country in the Territory outside of the United States and at least one country of the [***] that is not consistent with its application of Commercially Reasonable Efforts.

Table 7.4 – Launch Milestone Payments
No.	Milestone Event	Milestone Payment
1.	[***]	[***]
2.	[***]	[***]

7.5          Net Sales Milestone Payments. As further consideration of DRL’s transfer, sale, assignment, and conveyance of the Assigned Assets pursuant Section 5.1, Journey shall pay DRL within thirty (30) days following the end of an applicable Calendar Year, the highest “Milestone Payment” set forth in Table 7.5 out of all of the “Milestone Events” achieved by Journey (or its Affiliate, Sublicensee or Acquiror) in such Calendar Year. Within twelve (12) months following the payment of such Milestone Payment, Journey will pay to DRL (a) the next highest unpaid “Milestone Payment(s)” set forth in Table 7.5 for any “Milestone Event” previously achieved by Journey (or its Affiliate, Sublicensee, or Acquiror) or (b) if Journey achieves a Milestone Event associated with a higher Milestone Payment in a year following a previous Milestone Payment, Journey will only pay DRL the higher Milestone Payment. Once a Milestone Payment has been triggered under this Section 7.5, Journey is obligated to make payment on Milestone Events for all lower Milestone Payments than the highest achieved Milestone Payment until all Milestone Payments set forth in this Section 7.5 have been paid. Each Milestone Payment set forth in this Section 7.5 is payable only once (i.e., the first time the Milestone Event is achieved) and is nonrefundable once paid. For clarity, this means that the maximum amount payable under this Section 7.5 is [***] ($[***]). Journey shall notify DRL promptly following the date of the occurrence of each Milestone Event.

Table 7.5 – Net Sales Milestone Payments
No.	Milestone Event	Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]

[***]

7.6          Revenue Based Payments.

(a)         Revenue Percentage Rates. As further consideration of DRL’s transfer, assignment and conveyance of the Assigned Assets pursuant Section 5.1, during the Revenue Percentage Term, Journey shall pay to DRL the applicable revenue percentage rate set forth in Table 7.6 (the “Revenue Percentage Rate”) of Net Sales in an applicable Calendar Quarter on a country-by-country basis (“Revenue Based Payments”), subject to adjustment as set forth in Section 7.6(c).

Table 7.6 – (Non-Generic) Revenue Based Payments
No.	Aggregate Annual Net Sales	Revenue Percentage Rate
1.	[***] ($[***])	[***] ([***]%)
2.	[***]	[***] ([***]%)
3.	[***] ($[***])	[***] ([***]%)

(b)         Revenue Percentage Reports and Payments. Within thirty (30) days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of the Product is made anywhere by Journey or its Affiliate or Sublicensee in the Territory, Journey shall provide DRL with a report (the “Revenue Percentage Report”) of the amount of Net Sales in each country or other jurisdiction the Territory during the applicable Calendar Year and a calculation of the amount of the Revenue Based Payment due for each such country or other jurisdiction in the Territory on such Net Sales for such Calendar Quarter. Concurrent with the delivery of the Revenue Percentage Report, Journey shall pay in Dollars the Revenue Based Payment due to DRL under this Section 7.6 with respect to Net Sales for such Calendar Quarter.

(c)         Revenue Based Payment Reduction for Generic Product. If in any country and/or other jurisdiction in the Territory during the Revenue Percentage Term a Generic Product with respect to the Product is launched in such country and/or other jurisdiction and there is (i) a sale of one or more Generic Products with respect to such Product in such country, and (ii) the Net Sales in a given twelve (12) month period following from the launch of a Generic Product are reduced by [***] ([***]%) from the twelve (12) month period immediately preceding the first sale of a Generic Product in a country, then the royalty rate for such Product with respect to such country shall thereafter be reduced by [***] ([***]%) from the applicable rate(s) set forth in Section 7.6(a). In the event that any Product Patent is challenged based on a claim of patent misuse or related legal theory based on the Revenue Based Payment provisions of this Agreement that poses any reasonable risk to the enforceability, validity, or other aspect of such Product Patents, the Parties will promptly negotiate a modification of the Revenue Based Payment provisions to eliminate such risk.

7.7          Protection Against Patent License Stacking. Journey shall be entitled to deduct, from any amounts otherwise owed to DRL as Revenue Based Payments, any royalties that Journey pays to Third Parties for any license or other right under any Third Party Patent that Journey determines is necessary for Journey to Exploit the Product in the Territory; provided that such deductions under this Section 7.7 shall not reduce the Revenue Based Payments in any Calendar Quarter by greater than [***] ([***]%).

7.8          Acquisition Consideration.

(a)         Subject to Section 7.8(c), in the event that Journey, or its Affiliates, execute a definitive agreement for an Acquisition Event during the period beginning on the Effective Date and ending twenty-four (24) months after the Product Regulatory Approval, Journey shall pay to DRL an amount equal the following percentage of the Acquisition Product Value paid by an Acquiror within thirty (30) days after Acquiror makes such payment.

Table 7.8 – Acquisition Consideration
No.	Development Stage of Product as of the date of the Acquisition Event	Percentage of Acquisition Product Value Payable to DRL
1.	[***]	[***] ([***]%)
2.	[***]	[***] ([***]%)

(b)         For purposes of clarity, (i) the payment to DRL under this Section 7.8 shall only be payable once upon the first Acquisition Event to occur, and (ii) the Second Installment and all of the other payments set forth in Sections 7.2, 7.3, 7.4, 7.5, and 7.6 shall still be due to DRL from Journey or its successor after an Acquisition Event, even if an applicable milestone is achieved, or sales of the Product are made, by Acquiror.

(c)         If Journey has issued common stock (or is required to issue common stock) or made a payment (or is required to make a payment) to DRL pursuant to Section 7.9(a) prior to the occurrence of an Acquisition Event, Journey shall have no further obligation under Section 7.8(a).

7.9          IPO / Uplisting Consideration.

(a)         Subject to Section 7.9(c), if, at the close of the first trading day following the listing of Journey’s common stock on a national stock exchange (the “Uplisting”) (provided such Uplisting occurs after the Effective Date and before twenty-four (24) months after the Product Regulatory Approval), the market capitalization of all Journey equity securities, on a fully-diluted basis, is [***] ($[***]) or more, then Journey shall, at Journey’s option, within thirty (30) days either: (a) issue to DRL a number of shares of the Journey’s common stock with a dollar value equal to [***] ($[***]) as calculated using a fifteen (15) day volume weighted average price of Journey’s closing price, measured fifteen (15) days following the Uplisting, without any additional consideration (financial or otherwise) from DRL, or (b) make a cash payment to DRL equal to [***] ($[***]).

(b)         For purposes of clarity, the Second Installment and all of the other payments set forth in Sections 7.2, 7.3, 7.4, 7.5, and 7.6 shall still be due to DRL from Journey after an Uplisting.

(c)         If Journey has made a payment (or is obligated to make a payment) to DRL pursuant to Section 7.8(a) prior to the occurrence of an Uplisting, Journey shall have no further obligation under Section 7.9(a).

(d)         In the event that upon issuance of any shares of Journey’s common stock, Journey requests that DRL enter into a lock-up agreement, the Parties shall negotiate such agreement in good faith, and DRL be required to enter into (i) a lock-up period of at least one-hundred eighty (180) days after the date of the Uplisting, (ii) restrictions on DRL to not, directly or indirectly, (1) offer for sale, sell, pledge, and/or otherwise dispose of (or enter into any transaction, agreement, or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future) any such shares or securities convertible into and/or exchangeable for such shares (2) enter into any swap or other derivatives transaction that transfers to any Person, in whole or in part, any of the economic benefits or risks of ownership of such shares, and (3) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Journey, and (iii) other clauses that are customarily included in a lock-up agreement.

7.10        Foreign Exchange. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of applicable Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its or its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.

7.11        Payment Method; Late Payments. Journey shall make all payments due hereunder in Dollars to DRL by wire transfer of immediately available funds into an account designated by DRL. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to [***] ([***]%) per annum simple interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

7.12        Records. Journey shall keep (and shall ensure that its Affiliates and its Sublicensees keep) such records as are required to determine, in accordance with Accounting Standards, Applicable Law, and this Agreement, the amounts or credits due under this Agreement, including Net Sales. Journey shall retain all such books, records, and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

7.13        Audits. DRL may have a nationally recognized, independent certified public accountant access and examine during normal business hours, and upon at least thirty (30) days’ prior written notice, those records of Journey (and its Affiliates and Sublicensees, as applicable) retained pursuant to Section 7.12 as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years before such request, the correctness or completeness of any report or payment made under this Agreement. If the audit report concludes that (a) additional amounts were owed by Journey, then Journey shall pay the additional amounts, or (b) excess payments were made by Journey, then DRL shall promptly issue a written credit for such excess payments which shall be applied to future payments, in either case ((a) or (b)), within forty-five (45) days after the date on which such audit report is delivered to both Parties. DRL shall bear the full cost of the performance of any such audit, unless such audit, which covers the entire Calendar Year, discloses a variance to the detriment of DRL that is the greater of (i) [***] ([***]%) of the amounts determined by the independent certified public accountant owed to DRL by Journey during such Calendar Year, or (ii) [***] ($[***]), in each of which cases ((i) and (ii)), Journey shall bear the full cost of the performance of such audit. The results of such audit will be binding on the Parties, absent manifest error. No such audit shall cover a Calendar Year(s) that has/have been previously audited. No audit will begin until Journey and the certified public accountant have entered into a suitable non-disclosure agreement and all information disclosed by Journey in such an audit will remain Confidential Information of Journey under this Agreement, provided, however, the results of audit shall be deemed the Confidential Information of both Parties and provided to both Parties by such auditor.

7.14        Taxes.

(a)         Taxes on Income. Each Party shall pay all taxes imposed on its share of income arising directly or indirectly from the efforts of, or the receipt of any payment by, such Party under this Agreement.

(b)         Taxes. All amounts payable under this Agreement, including the Upfront Payment, Milestone Payments, Revenue Based Payments, and other payments, are exclusive of all taxes. Each Party will be responsible for payment of any applicable Taxes relating to this Agreement.

(c)         Tax Cooperation. Journey agrees to cooperate with DRL and to use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of the Upfront Payment, Milestone Payments, Revenue Based Payments, and other payments made by Journey to DRL under this Agreement. Journey will take into account the Tax Treaty when determining the rate at which withholding tax will be deducted hereunder. The Parties agree that the maximum withholding tax, as of the Effective Date, is [***] ([***]%). Within thirty (30) days of the Effective Date, DRL shall deliver to Journey a properly completed Internal Revenue Service Form W-8BEN-E. DRL shall provide Journey with any other tax forms that may be reasonably necessary in order for Journey not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty a reasonable time prior to the date the applicable payment is due. Journey shall provide DRL with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of DRL.

7.15        No Joint Venture. For clarity, notwithstanding the Revenue Based Payments described in Section 7.6, the Parties acknowledge that they are not sharing any losses arising from the Parties’ performance of their respective obligations or exercise of their respective rights under this Agreement and nothing in this ARTICLE 7 shall be interpreted or construed to create an association, joint venture or partnership between the Parties.

ARTICLE 8
INTELLECTUAL PROPERTY MATTERS

8.1          Ownership of Existing Know-How and Patents. As between the Parties, all Information and Patents Controlled by a Party (with respect to DRL, except the Product IP) prior to the Effective Date or conceived, discovered, developed, or otherwise made separate and apart from this Agreement, shall be owned by the Party Controlling such Information and Patents.

8.2          Ownership of Product IP. As between the Parties, prior to the Transfer Date, all Product IP shall be owned by DRL. Subject to ARTICLE 5, as between the Parties, on and after the Transfer Date, all Product IP shall be owned by Journey.

8.3          Ownership of Journey Improvements. As between the Parties, Journey shall solely own any and all (a) Information that are conceived, discovered, developed, or otherwise made (i)(A) solely by or on behalf of a Party, and (B) jointly by or on behalf of Journey, on the one hand, and DRL, on the other hand, in each case ((A) and (B)), in the course of or as a direct result of the performance of the Development Plan, whether or not patentable, and/or (ii) by Journey during the Term that is (A) generally not known, and (B) necessary or used by Journey to Exploit the Products (collectively, the “Journey Know-How”), and (b) Patents directed to the Journey Know-How that are first disclosed in such Patent to the extent such Journey Know-How was conceived, discovered, developed or otherwise made before the Transfer Date (the “Journey Patents”) and any other intellectual property rights with respect to the Journey Know-How (together with the Journey Know-How and Journey Patents, the “Journey Improvements”).

8.4          Inventorship. Except as otherwise set forth in this Agreement, inventorship of patentable inventions conceived, discovered, developed, or otherwise made during the performance of activities pursuant to this Agreement will be determined in accordance with U.S. patent laws.

8.5          Addition of Patents to the Licenses Granted to Journey; Information Inquiry.

(a)         As of the Effective Date, there are no DRL Background Patents that Cover the Product. If during the Term of this Agreement either Party identifies a Patent in the Territory, other than a Product Patent, that is Controlled by DRL or any of its Affiliates, which contains claims that Cover a Product that Journey is Exploiting in the Territory, the Party that identifies such Patent shall notify the other Party of the existence of a potential DRL Background Patent or Product Patent. Within thirty (30) days after the receipt of such notice, the Parties will promptly discuss in good faith whether such Patent should be included in the licenses granted to Journey hereunder as a DRL Background Patent or a Product Patent. If the Parties agree to designate any such Patent as a DRL Background Patent or a Product Patent, the Parties will promptly enter into an amendment to this Agreement identifying such DRL Background Patent or Product Patent.

(b)         After the Transfer Date, prior to Journey incurring any substantial additional cost in Exploiting the Product or realizing a substantial reduction to the value of the Assigned Assets, Journey may confer with DRL to determine whether any DRL Background Know-How that is reasonably necessary (as such term is defined in the definitions of Product Know-How and DRL Background Know-How) exists. For clarity, DRL shall not be responsible for any such additional cost in Exploiting the Product incurred by or on behalf Journey and/or reduction in value of the Assigned Assets realized by Journey, including if (i) Journey does not confer with DRL prior to incurring such additional cost and/or realizing such reduction in the Assigned Assets, and/or (ii) no applicable DRL Background Know-How exists.

8.6          Prosecution of Patents.

(a)       Product Patents and Journey Patents. As between the Parties, Journey shall have the primary right and responsibility to prepare, file, prosecute (including any opt-in or out-out decisions under the Unified Patent Court Agreement and related regulations) and/or maintain the Product Patents and Journey Patents. Within thirty (30) days of the Effective Date, DRL will provide Journey’s designated outside counsel with power of attorney to prosecute, maintain, defend, and, if applicable, file and prosecute additional Product Patents. Journey shall bear all costs and expenses in connection with the preparation, filing, prosecution, and/or maintenance of any Product Patents and Journey Patents. Prior to the Transfer Date, Journey shall use outside counsel reasonably acceptable to DRL to prepare, file, prosecute, defend, and/or maintain the Product Patents and Journey Patents. After the Transfer Date, Journey will have the right to prepare, file, prosecute, maintain, and/or defend Product Patents and Journey Patents using any counsel it chooses. If Journey decides not to prepare, file, prosecute, defend, and/or maintain a Product Patent or Journey Patent in any country or other jurisdiction, Journey shall provide reasonable prior written notice to DRL of such decision. DRL shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and/or maintenance of such Product Patent or Journey Patent at DRL’s expense in such country or other jurisdiction, except that if the Patent that DRL assumes control of is or subsequently becomes an issued patent containing one or more claims that Cover Products Commercialized by Journey then Journey will reimburse DRL for its expenses in preparing, filing, prosecuting, defending, and/or maintaining such Patent. Journey shall reasonably cooperate with DRL in such country or other jurisdiction as provided under Section 8.6(a).

(b)         DRL Background Patents. As between the Parties, DRL shall have the sole right, but not the obligation, to prepare, file, prosecute (including any opt-in or out-out decisions under the Unified Patent Court Agreement and related regulations) and maintain DRL Background Patents. DRL shall bear all costs and expenses in connection with the preparation, filing, prosecution, and/or maintenance of any DRL Background Patents that do not solely and exclusively relate to the Product. Journey shall bear all costs and expenses in connection with the preparation, filing, prosecution, and/or maintenance of any DRL Background Patent that solely and exclusively relates to the Products. If DRL decides not to prepare, file, prosecute, defend, and/or maintain a DRL Background Patent that Journey has borne costs for under this Section 8.6(b), DRL shall provide reasonable prior written notice to Journey of such decision. Provided that DRL has provided written notice to Journey that, in its good faith sole discretion, it does not have any obligations to any Third Party with respect to any DRL Background Patent, Journey shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and/or maintenance of such DRL Background Patent at Journey’s expense in such country or other jurisdiction. DRL shall reasonably cooperate with Journey in such country or other jurisdiction as provided under this Section 8.6(b)

(c)         Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and/or maintenance of the Product Patents and Journey Patents under this Agreement. Such cooperation shall include:

(i)            executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (A) effectuate the ownership of intellectual property consistent with the terms and conditions of this Agreement; (B) enable the other Party to apply for and to prosecute Patent applications in the Territory or DRL Territory, as applicable; and (C) obtain and maintain any patent term extensions, supplementary protection certificates, and the like with respect to such Patents in the Territory or DRL Territory, as applicable, in each case ((A), (B), and (C)) to the extent provided for in this Agreement;

(ii)          promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, defense, and/or maintenance of any DRL Background Patents, Product Patents, and/or Journey Patents in the Territory or DRL Territory, as applicable; and

(iii)         cooperating in the submission of information concerning this Agreement as a joint research agreement for purposes of U.S. patent law and for otherwise addressing any double patenting rejections, issues, and/or allegations that arise under U.S. law in connection with a Product Patent or Journey Patent.

(d)         Patent Term Extensions and Patent Listings. Journey shall be responsible for making decisions regarding patent term extensions, supplementary patent protection certificates and any other extensions that are now or become available in the future, wherever applicable, for any and all Product Patents and Journey Patents. Journey shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to all Product Patents and Journey Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book, and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents, provided that DRL will make any necessary Orange Book listing-related submission required to be submitted under Applicable Law prior to the Transfer Date based on reasonable agreement with Journey concerning any such Orange Book listing-related submission.

8.7          Review and Disclosure of Patent Filings. Journey will keep DRL reasonably informed of material steps with regard to (i) the Product Patents and any DRL Background Patents for which Journey has exercised its step-in rights pursuant to Section 8.6(b), and (ii) United States patent applications, Patent Cooperation Treaty patent applications, and/or other patent applications filed in any other country to be filed under this Agreement in the Journey Patents, (in each case (i) and (ii)) or the Exploitation thereof, including by providing DRL with a copy of any material communications to and from any patent authority regarding such Product Patents, DRL Background Patents and/or such patent applications to be filed, and by providing DRL with drafts of any proposed and/or actual material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for DRL to review and comment thereon. Journey shall consider in good faith the requests and suggestions of DRL with respect to such drafts and communications. Journey shall promptly disclose to DRL any United States patent applications, Patent Cooperation Treaty patent applications and/or other patent applications filed in any other country filed under this Agreement in the Journey Patents and use reasonable efforts to ensure DRL receives such disclosure(s) in no more than thirty (30) days from any such filing. Prior to the Transfer Date, Journey will not abandon any Product Patents or Journey Patents without DRL’s written consent (provided that the abandonment of the application where a continuation, divisional, or similar continuing application is filed will not be considered an abandonment) and will use its best reasonable efforts to maximize the Coverage of the Product by the Product Patents and Journey Patents, and to not otherwise impair or limit such Patents. Neither Journey nor its counsel will have any attorney-client relationship with DRL or its Affiliates or owe any fiduciary or any other obligation related to the prosecution, maintenance, and defense of the Product Patents or Journey Patents. After the Transfer Date, the Parties will continue to reasonably communicate regarding the status of the Product Patents and Journey Patents, whenever reasonably requested by a Party, at no cost to the other Party.

8.8          Patent and Know-How Enforcement in the Territory

(a)            Notification. If either Party becomes aware of any existing or threatened infringement or misappropriation of any of Product IP, Journey Improvements, and/or DRL Background IP by a Third Party with respect to the Products (including any generic version thereof) or the Exploitation thereof in the Territory or DRL Territory (“Infringement”), then such Party shall promptly notify the other Party in writing to that effect. For the avoidance of doubt, the term “Infringement” includes any counterclaims alleging that a Product Patent, Journey Patent, and/or DRL Background Patent is invalid or unenforceable or that a product or process does not infringe or misappropriate Product IP, Journey Improvements and/or DRL Background IP, as applicable.

(b)            Enforcement Rights and Privilege. For any Infringement, each Party shall share with the other Party all non-privileged information available to it regarding such actual or alleged infringement. In the event that the Parties explicitly agree to consider disclosing potentially privileged information relating to Infringement, other activities relating to Journey Improvements, Product IP, and/or DRL Background IP, the Parties will only do so where both Parties reasonably believe that the facts and circumstances support the finding that they have a common interest/joint privilege in the subject matter related to such disclosure sufficient to reasonably maintain such privilege. Upon request of either Party, the Parties will negotiate and execute a Commercially Reasonable common interest agreement relating to such disclosures.

(i)            Enforcement Rights prior to Transfer Date.

(A)          As between the Parties, prior to the Transfer Date, with respect to the Product IP, DRL will have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement; provided that Journey shall bear all reasonable and documented out-of-pocket costs incurred by DRL in connection with enforcing its rights against such Infringement in the Territory that substantially conform to a budget that is subject to Journey’s reasonable prior approval. If, prior to the Transfer Date, DRL fails to commence enforcement of any Product IP against an Infringement in the Territory within a period of twenty five (25) days after either Party has delivered a notice of Infringement, then Journey may commence a suit or take action in the Territory to enforce such Product IP against such Infringement at Journey’s sole cost and expense, and DRL shall take appropriate actions to enable Journey to commence such suit or take such actions (including allowing Journey to name DRL as a Party to any litigation related to such Infringement if reasonably required for purposes of standing or otherwise).

(B)          As between the Parties, prior to the Transfer Date, with respect to any Journey Improvements, Journey will have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement, and DRL shall take appropriate actions to enable Journey to commence such suit or take such actions. If, prior to the Transfer Date, Journey fails to commence enforcement of any Journey Improvements against an Infringement in the DRL Territory within a period of twenty five (25) days after a request from DRL to do so, then DRL may commence a suit or take action in the DRL Territory to enforce such Journey Improvements against such Infringement at its sole cost and expense, and Journey shall take appropriate actions to enable DRL to commence such suit or take such actions (including allowing Journey to name DRL as a Party to any litigation related to such Infringement if reasonably required for purposes of standing or otherwise).

(C)          As between the Parties, prior to the Transfer Date, with respect to the DRL Background IP, DRL will have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement; provided that Journey shall bear all reasonable and documented out-of-pocket costs incurred by DRL in connection with enforcing its rights against such Infringement in the Territory and substantially conforming to a budget subject to Journey’s reasonable prior approval. Provided that DRL has provided written notice to Journey that, in its good faith sole discretion, it does not have any obligations to any Third Party with respect to any DRL Background Patent, if, prior to the Transfer Date, DRL fails to commence enforcement of any DRL Background Patent against an Infringement in the Territory within a period of twenty five (25) days after either Party has delivered a notice of Infringement, then Journey may commence a suit or take action in the Territory to enforce such DRL Background Patent against such Infringement at Journey’s sole cost and expense, and DRL shall take appropriate actions to enable Journey to commence such suit or take such actions (including allowing Journey to name DRL as a Party to any litigation related to such Infringement if reasonably required for purposes of standing or otherwise); provided that Journey shall keep DRL reasonably informed with regard to such Infringement, including by providing DRL with a copy of material documentation relating to such Infringement. Journey shall incorporate the reasonable requests and suggestions of DRL with respect to such Infringement.

(ii)           Enforcement Rights after Transfer Date.

(A)          On and after the Transfer Date with respect to the DRL Background IP, DRL will have the sole right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in Infringement; provided that Journey shall bear all reasonable and documented out-of-pocket costs incurred by DRL in connection with enforcing its rights against such Infringement in the Territory and substantially conforming to a budget subject to Journey’s reasonable prior approval. Provided that DRL has provided written notice to Journey that, in its good faith sole discretion, it does not have any obligations to any Third Party with respect to any DRL Background Patent, if, after the Transfer Date, DRL fails to commence enforcement of any DRL Background Patent against an Infringement in the Territory within a period of twenty five (25) days after either Party has delivered a notice of Infringement, then Journey may commence a suit or take action in the Territory to enforce such DRL Background Patent against such Infringement at Journey’s sole cost and expense, and DRL shall take appropriate actions to enable Journey to commence such suit or take such actions (including allowing Journey to name DRL as a Party to any litigation related to such Infringement if reasonably required for purposes of standing or otherwise); provided that Journey shall keep DRL reasonably informed with regard to such Infringement, including by providing DRL with a copy of material documentation relating to such Infringement. Journey shall incorporate the reasonable requests and suggestions of DRL with respect to such Infringement.

(B)          As between the Parties, on and after the Transfer Date, with respect to the Product IP and/or Journey Improvements, Journey will have the first right to bring a suit or other action against any Person engaged in Infringement and Journey will be responsible for all costs associated with any such suit or other action. If, on and after the Transfer Date, Journey fails to commence enforcement of the Product IP and/or Journey Improvements against an Infringement within twenty five (25) days following a request from DRL to do so, then DRL may commence a suit or take action to enforce such Product IP and/or Journey Improvements against such Infringement, and Journey shall take appropriate actions to enable DRL to commence such suit or take such actions; provided that Journey shall bear all reasonable and documented out-of-pocket costs incurred by DRL in connection with enforcing its rights against such Infringement in the Territory.

(C)          Settlement and Recovery. Neither Party will settle any claim, suit, or action that it brought under this Section 8.8 with respect to Product IP and/or Journey Improvements in any manner that (1) imposes any costs or liability on, or involves any admission by, the other Party, or (2) materially limits the scope, enforceability, patentability, or term of the Product IP and/or Journey Improvements without the other Party’s written approval, which approval will not be unreasonably withheld, conditioned, and/or delayed. For clarity, Journey shall not have any right to settle any claim, suit, or action with respect to DRL Background IP. Any and all recoveries obtained by a Party will first be allocated first to the reimbursement of any expenses incurred by the Parties in connection with such claim, suit, or action. Thereafter, to the extent that any remaining recoveries are directly based on lost profits on sales of a Product any such lost profits will be treated as Net Sales of a Product. All other recoveries will be retained by the Party that obtained such recoveries from the claim, suit, or action.

(iii)         Cooperation in Enforcement. Each Party shall provide to a Party enforcing intellectual property rights against Infringement in the Territory any reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such a suit or other action.

(iv)          Rights of a Party with the First Right of Enforcement when It Elects Not to Enforce to Stop Infringement in the Territory. In any suit or other action under this Section in which the Party with the first right to initiate suit or other action (the “Non-Enforcing Party”) has not instituted a suit or other action to stop Infringement in the Territory, the enforcing Party shall (X) keep the Non-Enforcing Party regularly informed of the status and progress of such enforcement efforts, and (Y) reasonably consider the Non-Enforcing Party’s comments on any such enforcement efforts. The Non-Enforcing Party in such suits or actions may obtain separate representation in such matter by counsel of its own choice and at its own cost and expense, but such Non-Enforcing Party shall at all times cooperate fully with the enforcing Party. The enforcing Party bringing any such suit or other action will be entitled to all recoveries arising from such suit or other action.

8.9              Infringement of Third Party Claim.

(a)               If the Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent (each such claim or assertion, a “Third Party Infringement Claim”) granted by a jurisdiction within the Territory, then Journey shall have the sole right and responsibility to resolve such Third Party Infringement Claim at its sole cost and expense. DRL shall reasonably assist Journey in such defense if requested by Journey, at Journey’s sole cost and expense.

(b)              Journey shall keep DRL reasonably informed with respect to the defense and settlement of Third Party Infringement Claims pursuant to this Section 8.9.

8.10          Invoices. In the event that a Party is entitled to reimbursement of costs and expenses pursuant to this ARTICLE 8 (and such costs and expenses are not DRL Development Costs, which shall be invoiced and paid in accordance with Section 4.2(g)), the Party entitled to reimbursement shall invoice the other Party for all such costs and expenses along with suitable documentation evidencing each such cost and expense and such other Party shall pay all undisputed costs and expenses within thirty (30) calendar days of receipt of an applicable invoice.

8.11          Trademarks. Except as otherwise set forth in this Agreement, no rights to any trademarks or trade dress are granted in this Agreement. Journey shall have the right to determine all Product Trademarks to be used with respect to the Exploitation of the Products in the Territory and DRL shall have the sole right to determine DRL Territory Trademarks to be used with respect to the Exploitation of the Product in the DRL Territory. Each Party will present proposed Trademarks for the Product for use in the Territory or DRL Territory for the Product, as applicable. Each Party will ensure that any Trademarks used by such Party are not reasonably likely to be considered confusingly similar to any Trademarks that are already in commercial use by the other Party or for which such other Party has filed a Trademark application or registration. If a Trademark for the Product of a Party is reasonably likely to be considered confusingly similar to a Trademark for the Product of the other Party that is already in use by such other Party or such other Party has already filed a Trademark application or registration, such non-using Party (or the Party that does not own the filed Trademark application or registration) shall not proceed with the use of such Trademark.

8.12          Domain Names. Journey may, at its cost, register as domain names the Product Trademarks in any country or other jurisdiction in the Territory using any available generic top-level domain or country-code top-level domain. DRL may, at its cost, register as domain names the DRL Territory Trademarks in the DRL Territory using the country-code top-level domain. Neither Party will actively use any web site associated with a domain name that incorporates a Trademark of the other Party, its Affiliates, or sublicensees, that is associated with Products.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1              Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

(a)               Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was incorporated or formed;

(b)              Corporate Power. It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(c)               Authority. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)              Binding Agreement. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium, and/or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;

(e)               Good Faith and Fair Dealing. Nothing in this Agreement shall be deemed a waiver of the implied duty of good faith and fair dealing under Applicable Law;

(f)                No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder, and the rights, licenses, and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws, and/or other organizational documents of such Party; and (iii) do not and will not conflict with, violate, breach, and/or constitute a default under any contractual obligations of such Party or any of its Affiliates;

(g)               No Consents. No authorization, consent, and/or approval of a Third Party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution, delivery, and/or performance of this Agreement by either Party; or (ii) the consummation by each Party of the transactions contemplated hereby;

(h)              Other Rights. Neither Party nor any of their respective Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any other person any right to assert any claim in or with respect to, any of such Party’s rights under this Agreement; and

(i)                 No Debarment. None of such Party’s employees, consultants, and/or contractors:

(i)                 is debarred under Section 306(a) or 306(b) of the FD&C Act and/or by the analogous laws of any Regulatory Authority;

(ii)              has, to such Party’s knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous laws of any Regulatory Authority, and/or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; and

(iii)            is excluded, suspended, and/or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, and/or otherwise declared ineligible), or excluded, suspended, and/or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

9.2              Fundamental Representations and Warranties of DRL. DRL represents warrants to Journey, the following, as of the Effective Date (collectively, the “Fundamental Representations and Warranties”):

(a)               Title; Encumbrances. (i) DRL is the sole and exclusive owner of the entire right, title and interest in the Product Patents, the Product Know-How, and the Product Regulatory Materials; (ii) to DRL’s Knowledge, no Third Party has taken any action or threatened to take any action before any patent or trademark office (or court or other Governmental Authority) that would render any of the Product IP invalid, unpatentable, or unenforceable, or that would change the ownership of any Product Patents (including changing the inventorship of any Product Patents to an inventor not currently named in any Product Patents); (iii) DRL is entitled to grant the licenses and to make the assignments, conveyances, sales, and transfers specified herein; (iv) DRL holds the Product Patents and Product Regulatory Materials free and clear from any Encumbrances, and (v) DRL has not granted any licenses or other rights to any Third Party that include any of the Assigned Assets, or taken any other actions inconsistent with the grants of rights to Journey in this Agreement;

(b)              Completeness of the Product Patents. The Product Patents are the only Patents Controlled by DRL or its Affiliates in the Territory that contain claims that Cover the Products; and

(c)               No Grant of Rights to Third Parties. Neither DRL nor any of its Affiliates has granted any rights with respect to the Assigned Assets (including by granting any covenant not to sue with respect to the Product IP);

9.3              Additional Representations and Warranties of DRL. DRL additionally represents warrants to Journey, the following, as of the Effective Date:

(a)               No Infringement or Misappropriation. DRL has not received any written notice from any Third Party asserting or alleging and to DRL’s Knowledge no Third Party has otherwise asserted or alleged that (i) any Exploitation of the Product by DRL before the Effective Date infringed or misappropriated the intellectual property rights of a Third Party in the Territory, or (ii) any Manufacturing and/or Commercialization of the Product in the Territory after issuance of a Regulatory Approval by FDA would infringe or misappropriate the intellectual property rights of any Third Party;

(b)              Prosecution and Maintenance of Product Patents. To DRL’s Knowledge, the Product Patents have been diligently prosecuted in accordance with Applicable Law in the respective patent offices in the Territory in which such Patents have been filed;

(c)               Patent Disclosures. DRL has accurately and completely disclosed to the US Patent and Trademark Office all references or other evidence material to patentability under Applicable Law, of which DRL has Knowledge;

(d)              IP Invalidity, Unenforceability, or Unpatentability Claims. No Third Party, except a patent examiner and/or patent office in the ordinary course of patent prosecution, has alleged either in writing or to DRL’s Knowledge otherwise that any Product Patent is invalid, unpatentable, and/or unenforceable;

(e)               Inventors. To DRL’s Knowledge, each of the Patents listed on Exhibit D properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued, or such application is pending;

(f)                Infringement by Third Parties. To DRL’s Knowledge, no Person is infringing and/or misappropriating or threatening to infringe or misappropriate the Product IP;

(g)               No Unauthorized Use. Neither DRL nor any of its Affiliates has received any written notice of or, to DRL’s Knowledge, is otherwise aware of any actual or threatened unauthorized use, infringement, or misappropriation by any Person, including any current or former employee or consultant of DRL or any of its Affiliates, of the Product IP or the Product;

(h)              No Undisclosed Material Obligations. To DRL’s Knowledge, DRL has in good faith disclosed to Journey all current material Obligations with respect to the Assigned Assets that exist as of the Effective Date (for the avoidance of doubt, DRL has no obligation under this representation and warranty to disclose to Journey any anticipated Obligations, including any such Obligation that Journey may incur after the Effective Date in Exploiting the Products that are not specific to the Assigned Assets, such as any general risks relating to failure in conducting Clinical Studies, prosecuting and enforcing Patents, and similar risks that generally arise in the ordinary course of Developing and otherwise Exploiting pharmaceutical products);

(i)                 Development Cost Estimate and Estimated Budget. To DRL’s Knowledge and taking into account (i) the costs estimates submitted by Third Parties, (ii) the “Notes and Assumptions” set forth in the Draft Development Plan, and (iii) any other factors over which DRL has no control, the costs in the estimated budget in the Draft Development Plan reflect DRL’s good faith estimate of the Development Costs that would reasonably be incurred by DRL in its performance of the Draft Development Plan, in the manner that DRL would reasonably perform the Draft Development Plan in the absence of this Agreement;

(j)                Compliance with Laws; Good Practices. To DRL’s Knowledge, DRL’s Development and Manufacture of the Products and development of the Assigned Assets has been carried out in accordance with all Applicable Laws in all material respects, including GLP, GCP and GMP;

(k)              Safety Issues. To DRL’s Knowledge, there are no material safety issues, including any facts, data, findings, analysis, information, or belief that there is a substantial risk of Products Exploited by DRL prior to the Effective Date posing a risk to patient health or safety; and

(l)                 Regulatory and Development Records. DRL has disclosed true, accurate, and complete copies of all material Regulatory Materials, and any documents and/or other records in Product Know-How that are material to Development, Manufacture, Commercialization, and/or Exploitation of the Product to Journey, including all material chemistry, manufacturing, and control (CMC) records.

9.4              Additional Representations and Warranties of Journey. Journey represents warrants to DRL, the following, as of the Effective Date:

(a)               Journey has been provided all opportunity to review the Draft Development Plan and to ask of DRL any questions, and request any further information, related to the Development of the Product.

(b)              Prior to the Effective Date, Journey has provided DRL with unaudited financial statements that are true, accurate and complete in all material respects and fairly present in all material respects the financial condition of Journey as of the quarter ended March 31, 2021 and the year ended December 31, 2020.

9.5              Additional Specific Covenants.

(a)               No Debarment. In the course of the Development, Manufacturing, and/or Commercialization of the Product, neither Party nor their respective Affiliates (and, as it relates to Journey, any Sublicensees) shall use any employee, consultant, or other contractor:

(i)                 who has been debarred under Section 306(a) or 306(b) of the FD&C Act or pursuant to the analogous Applicable Laws of any Regulatory Authority;

(ii)              who, to such Party’s knowledge, has been charged with, and/or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§1320a-7(a), 1320a-7(b)(l)-(3), or otherwise pursuant to the analogous laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term with such Party; and/or

(iii)            who is excluded, suspended, and/or debarred from participation, and/or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or who has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but has not yet been excluded, debarred, suspended or otherwise declared ineligible), and/or excluded, suspended or debarred by a Regulatory Authority from participation, and/or otherwise ineligible to participate, in any procurement or non-procurement programs.

(b)              Notice. Each Party shall notify the other Party promptly, but in no event later than three (3) Business Days, upon becoming aware that any of its employees, consultants, and/or contractors has been excluded, debarred, suspended, and/or is otherwise ineligible, and/or is the subject of exclusion, debarment, and/or suspension proceedings by any Regulatory Authority.

(c)               No Violation. Neither Party nor any of its Affiliates will enter into any obligation to any Person, contractual or otherwise, that, by its terms, directly conflicts with and/or is inconsistent with in any material respect of the terms of this Agreement and/or would materially impede the fulfillment of such Party’s obligations hereunder.

(d)              Healthcare, Anti-Bribery and Anti-Corruption Compliance.

(i)                 Each Party shall perform and shall cause all of its employees and agents to perform, its obligations under this Agreement in full compliance with all Healthcare Laws and Anti-Corruption Laws.

(ii)              Each Party shall not, in connection with the performance of its obligations under this Agreement, (A) make or submit any claim, bill, and/or other document seeking payment from Medicare, Medicaid, and/or any similar governmental program, constituting a false claim, as defined by the Federal False Claims Act, and all such claims, bills or other documents shall comply with all applicable billing and service requirements, (B) be party to any unlawful contract, lease, agreement, joint venture, and/or other arrangement with any health system, hospital, ambulatory surgery center, and/or other health care facility, physician, or other healthcare provider, and/or immediate family member thereof, and/or other Person who is in a position to make or influence referrals to or otherwise generate business for such Party, except in compliance in all material respects with all Applicable Laws, and/or (C) pay any remuneration, in cash or in kind, to any physician or provider except in accordance with the express terms of such physician or provider’s written agreement with such Party and/or any Affiliate thereof.

(iii)            Each Party, on behalf of itself, its officers, directors, and employees and on behalf of its Affiliates, agents, representatives, consultants, and subcontractors hired in connection with the subject matter of this Agreement (together with such Party and with respect to each Party, “Party Representatives”) agrees that in connection with the performance of its obligations hereunder, the Party Representatives shall not directly or indirectly pay, offer or promise to pay, and/or authorize the payment of any money, or give, offer, and/or promise to give, and/or authorize the giving of anything else of value, to:

(A)                any Government Official in order to influence official action;

(B)                any Government Official (1) to influence such Person to act in breach of a duty of good faith, impartiality, and/or trust (“acting improperly”), (2) to reward such Person for acting improperly, and/or (3) where such Person would be acting improperly by receiving the money or other thing of value;

(C)                any political party, official of a political party, and/or candidate unless authorized under Applicable Law;

(D)                any other Person while knowing or having reason to believe that all or any portion of the money or other thing of value will be paid, offered, promised, and/or given to, or will otherwise benefit, a Government Official or political party, official of a political party, and/or candidate in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; and/or

(E)                any other Person in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license.

(iv)             In connection with performing its obligations under this Agreement, each Party Representative shall not, directly or indirectly, solicit, receive, and/or agree to accept any payment of money or anything else of value that constitutes an Anti-Corruption Law Violation.

(v)               Each Party will, and will cause its Party Representatives to, keep and maintain accurate books and reasonably detailed records reasonably required to establish compliance with Sections 9.1(i)(iii), 9.5(d)(i), and 9.5(d)(iv) during the Term and for a period of three (3) years thereafter.

(vi)             Each Party will, and will cause all Persons acting on its behalf to, comply with the Healthcare Laws and Anti-Corruption Laws in connection with all work under this Agreement and each Party shall be responsible for any breach of any representation, warranty, covenant, or undertaking in this Section 9.4(d), or of the Healthcare Laws or Anti-Corruption Laws by any of its Party Representatives.

(vii)          Each Party may disclose applicable terms and conditions of this Agreement or any action taken under this Section 9.4(d) to prevent a potential violation or address a continuing violation of applicable Healthcare Law or Anti-Corruption Laws solely as set forth with Section 11.2.

9.6              Non-Competition. During any portion of the Term of this Agreement following the Transfer Date:

(a)               DRL will not, directly or indirectly, Commercialize, or aid, solicit, or otherwise cause any Person to Commercialize, in the Territory, Products or any other product containing minocycline or any salt of minocycline as the active pharmaceutical ingredient and that (i) has the same dosage strength (equal to or greater than 10 mg and less than or equal to 40 mg) and route and mode of administration (which is oral solid) as the Products and/or (ii) is approved by a Regulatory Authority in the Territory for the treatment of any aspect of rosacea (“Competing Product”); and

(b)              Journey will not, directly or indirectly, Commercialize, or aid, solicit, or otherwise cause any Person to Commercialize, in the DRL Territory, the Products or any Competing Products.

9.7              No Parallel Importation. DRL, its Affiliates, and sublicensees will not engage in any activity that would lead to importation of the Product from the DRL Territory into the Territory, nor will DRL, its Affiliates, and sublicensees assist any Third Party to import Products from the DRL Territory into the Territory except in connection with any Development permitted under this Agreement. Journey, its Affiliates, and Sublicensees will not engage in any activity that would lead to importation of Products from the Territory into the DRL Territory, nor will Journey, its Affiliates, and Sublicensees assist any Third Party to import Products from the Territory into the DRL Territory except in connection with any Development permitted under this Agreement.

9.8              No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, AND OTHER THAN IN CIRCUMSTANCES CONSTITUTING FRAUD, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10
INDEMNIFICATION

10.1          Survival of Representations, Warranties and Covenants. The representations, warranties, and covenants of DRL contained in this Agreement and all claims with respect thereto shall survive for a period of [***] months from the Effective Date; except that (a) the covenants set forth in ARTICLE 4 shall survive until the Transfer Date, (b) the Fundamental Representations and Warranties shall survive for a period of [***] years from the Effective Date; (c) the representations and warranties set forth in Section 9.1 shall survive until the expiration of the applicable statute of limitations, and (d) the representations, warranties, and/or covenants set forth in ARTICLE 6, ARTICLE 8, Section 9.6 and 9.7 and ARTICLE 11, shall survive until this Agreement expires or is terminated or as set forth in Section 12.11, whichever is longer. Any right of indemnification pursuant to this ARTICLE 10 with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the representation, warranty, or covenant claimed to be breached.

10.2          Indemnification by DRL. DRL shall, at its sole expense, defend, indemnify, and hold Journey, its Affiliates, and their respective officers, directors, employees and agents (the “Journey Indemnitees”) harmless from and against any and all damages, losses, liabilities, taxes, costs, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Losses”) arising from claims, suits, and/or proceedings brought by Third Parties (collectively, “Claims”) arising out of, based on, and/or resulting from (a) the material breach of any of DRL’s obligations under this Agreement, including DRL’s representations, warranties, and/or covenants hereunder, (b) the Commercialization of the Products by or on behalf of DRL in the DRL Territory, or (c) the willful misconduct and/or grossly negligent acts of DRL or any DRL Indemnitee. The foregoing indemnity obligation will not apply (i) to the extent that such Claims or Losses arise out of or result from the fraud, gross negligence, and/or willful misconduct of a Journey Indemnitee, and/or any related breach by Journey of its representations, warranties, and/or covenants hereunder; and/or (ii) to Claims or Losses for which DRL has an obligation to indemnify Journey pursuant to Section 10.3, as to which Claims or Losses each Party shall indemnify the other to the extent of its respective liability for such Claims or Losses.

10.3          Indemnification by Journey. Journey shall, at its sole expense, defend, indemnify and hold DRL and its Affiliates and their respective officers, directors, employees, and agents (the “DRL Indemnitees”) harmless from and against any and all Losses arising from Claims to the extent that such Claims arise out of, are based on, and/or result from (a) the material breach of any of Journey’s obligations under this Agreement, including Journey’s representations and warranties, and/or covenants, (b) the willful misconduct and/or grossly negligent acts of Journey or any Journey Indemnitee, (c) any acts or omissions of Journey (or its designee) and/or its Affiliates and Journey’s and/or its Affiliates’ respective Sublicensees, or its Acquiror, while acting as DRL’s “regulatory agent” in accordance with Section 4.1(a)(iv), (d) the Development of the Products by or on behalf of Journey and/or its Affiliates and Journey’s and/or its Affiliates’ respective Sublicensees, or its Acquiror, (e) the Assumed Liabilities, and (f) the Exploitation of the Products in the Territory by or on behalf (including by Third Party Suppliers) of Journey or its Affiliates, its or their respective Sublicensees, or its Acquiror. The foregoing indemnity obligation will not apply (i) to the extent that such Claims or Losses arise out of or result from the fraud, gross negligence, and/or willful misconduct of DRL or its Affiliates, and/or any related breach by DRL of its representations, warranties, and/or covenants hereunder; and/or (ii) to Claims or Losses for which DRL has an obligation to indemnify Journey pursuant to Section 10.1, as to which Claims or Losses each Party shall indemnify the other to the extent of its respective liability for such Claims or Losses.

10.4          Indemnification Procedures. The Party claiming indemnity under this ARTICLE 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim or Loss; provide that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s sole cost and expense, in connection with the defense of a Claim for which indemnification is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably conditioned, withheld, and/or delayed, unless the settlement involves only the payment of money and includes a complete release of claims for the Indemnified Party. If the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim within thirty (30) days after receipt of written notice thereof from the Indemnified Party, then (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, but will obtain any consent (not to be unreasonably withheld) from, the Indemnifying Party in connection therewith) and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this ARTICLE 10.

10.5          Limitation of Liability.

(a)               Exclusion of Certain Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER ARISING FROM A DIRECT CLAIM OR THIRD PARTY CLAIM, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH PARTY SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING FOR ANY SUCH LOST PROFITS, LOST REVENUE, OR LOST BUSINESS, EXCEPT FOR (I) BREACHES OF A PARTY’S OBLIGATIONS UNDER SECTIONS 4.1(a)(iv), 4.3(c) (SOLELY WITH RESPECT TO THE OBLIGATIONS OF DRL UNDER SECTION 4.3(c) WITHIN DRL’S REASONABLE CONTROL), 5.1, 6.3 (WITH RESPECT TO 6.3(b)-(c), SOLELY WITH RESPECT TO CONDUCT BY DRL AND/OR ITS AFFILIATES), 9.1, 9.2, 9.3, 9.4, 9.5, 9.6(a) (SOLELY WITH RESPECT TO CONDUCT BY DRL), 9.6(b) (SOLELY WITH RESPECT TO CONDUCT BY JOURNEY AND/OR ITS AFFILIATES), 9.7 (SOLELY WITH RESPECT TO CONDUCT BY DRL AND/OR ITS AFFILIATES), AND ARTICLE 11, (II) ANY SUCH DAMAGES ARISING IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER SECTIONS 10.2 AND 10.3, RESPECTIVELY.

(b)              Basket and Cap. IN NO EVENT SHALL DRL BE LIABLE TO JOURNEY FOR ANY LOSSES RELATING TO THIS AGREEMENT, WHETHER ARISING FROM A DIRECT CLAIM OR THIRD PARTY CLAIM, (i) UNTIL SUCH LOSSES EXCEED [***] ($[***]) (AND THEN JOURNEY SHALL BE ENTITLED TO LOSSES ONLY FOR THE PORTION OF THE LOSSES THAT EXCEED SUCH AMOUNT), AND (ii) THE AMOUNT OF LOSSES THAT JOURNEY MAY CLAIM SHALL BE CAPPED AT THE FOLLOWING PERCENTAGE OF THE AMOUNTS ACTUALLY PAID TO DRL AS OF THE DATE THE EVENT GIVING RISE TO THE CLAIM AROSE: (A) UP TO [***] ([***]%) OF THE ACTUAL FTE COST PAID BY JOURNEY TO DRL FOR A CLAIM THAT DRL BREACHED ARTICLE 4 (B) [***] ([***]%) FOR A CLAIM THAT DRL BREACHED SECTION 9.1 OR SECTION 9.2, AND (C) [***] ([***]%) FOR A CLAIM THAT DRL BREACHED ANY OTHER SECTION OF THIS AGREEMENT. FOR CLARITY, ONCE JOURNEY HAS BEEN PAID BY DRL IN SATISFACTION OF A CLAIM PURSUANT TO (ii) ABOVE, JOURNEY SHALL ONLY BE ENTITLED TO THE DIFFERENCE BETWEEN DRL’S CAPPED LIABILITY FOR ANY SUBSEQUENT CLAIM AND THE AMOUNT(S) ALREADY PAID BY DRL, IF THE DIFFERENCE IS A POSITIVE NUMBER. FOR FURTHER CLARITY, THE FOREGOING LIMITATIONS SHALL NOT APPLY IN THE EVENT OF FRAUD OR FOR BREACHES OF DRL’S OBLIGATIONS UNDER SECTIONS 4.3(b), 4.3(c), 6.3, 8.11, 8.12, 9.6, 9.7, AND ARTICLE 11.

(c)               NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO LIMIT OR RESTRICT DAMAGES OR LOSSES ARISING FROM A PARTY’S FRAUD (INCLUDING INEQUITABLE CONDUCT), GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

10.6          Insurance. Each Party shall procure and maintain insurance, including product liability insurance and clinical trial insurance, or shall self-insure, in each case, in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent pharmaceutical companies similarly situated at all times during which the Product is being clinically tested or commercially distributed or sold by or on behalf of a Party (including if reasonably requested adding the other Party as an additional insured on such policies). Each Party shall procure insurance or self-insure at its own expense. Each Party will disclose reasonable details concerning its compliance with this Section 10.6 upon the reasonable request of the other Party. Such insurance does not create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 10. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request.

ARTICLE 11
CONFIDENTIALITY

11.1          Confidentiality. Each Party agrees that, during the Term and for the later of (i) a period of five (5) years thereafter or (ii) in the case of any Confidential Information that is a trade secret under Applicable Law for so long as such information maintains its status as a trade secret, it and its Affiliates shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than to exercise its rights or perform its obligations under this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it or its Affiliate by the other Party or its Affiliate pursuant to this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties. Each Party shall further require its Affiliates, and to ensure its and their respective directors, officers, employees, agents, consultants, sublicensees, contractors, partners, Acquirors, assignees, and distributors (collectively, “Recipients”) who receive the other Party’s Confidential Information either agree, in writing, or are otherwise subject to legal professional ethical obligations requiring such Persons, to be bound by duties and obligations of confidentiality and non-use no less stringent than those contained in this Section 11.1. The foregoing confidentiality and non-use obligations do not apply to any portion of the disclosing Party’s Confidential Information that the receiving Party can demonstrate by competent written proof maintained in the ordinary course of business:

(a)               was already known to or otherwise in the possession of, the receiving Party, other than under an obligation of confidentiality, prior to the time of disclosure by the disclosing Party or its Affiliate, as evidenced by contemporaneous writing;

(b)              was part of the public domain at the time of its disclosure to the receiving Party or any of its Recipients;

(c)               became part of the public domain after its disclosure and other than through any act or omission of the receiving Party or any of its Recipients in breach of this Agreement;

(d)              was disclosed to the receiving Party on a non-confidential basis by a Third Party who, to the receiving Party’s knowledge after due inquiry, had a legal right to make such disclosure; or

(e)               was independently discovered or developed by the receiving Party or its Affiliate without aid, application, reference to or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.2          Authorized Disclosure. Notwithstanding the obligations set forth in Section 11.1, a Party or its Affiliate may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)               such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of the Product or submission of information to tax or other Governmental Authorities; or (iii) for prosecuting or defending litigation as contemplated by this Agreement (including enforcing trade secret rights in the Product Know-How);

(b)              such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, licensees, sublicensees, attorneys, accountants, sources of debt or equity financing, insurers, or licensors who need to know such information in order for such Party to perform its obligations or exercise its rights under this Agreement or the Material Transfer Agreement; provided that in each case, the disclosees are bound by written obligations or legal professional ethical duties and obligations of confidentiality and non-use no less stringent than those of this Agreement with a reasonable duration based on customary terms;

(c)               such disclosure is reasonably necessary to any bona fide potential or actual investor, Acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition, or other business relationship; provided that, in each case, the disclosees are bound by written obligations of confidentiality and non-use no less stringent than to those of this Agreement with a reasonable duration based on customary terms, and further provided, that in the case of any such disclosure of Confidential Information to any actual or potential competitor of either Party, all competitively sensitive information (including, for the avoidance of doubt, all financial information) herein shall be redacted until, subject to Applicable Laws, the execution of a definitive agreement with such actual or potential competitor to implement a transaction with the receiving Party is imminent; or

(d)              such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena, or other order.

Notwithstanding the foregoing, if a Party or its Affiliate is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2(a) or 11.2(d), then such disclosing Party shall (i) use its best efforts to promptly notify the other Party of such required disclosure, (ii) give the other Party an opportunity to seek confidential treatment and, upon the other Party’s request, such disclosing Party and its Affiliates and their respective Recipients shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order and/or other protection preventing the disclosure, protecting the confidentiality of the Confidential Information, and/or limiting the required disclosure and (iii) if the other Party is unsuccessful in its efforts pursuant to subsection (ii), disclose only that portion of the Confidential Information that such Party is legally required to disclose and under conditions that maximize the confidentiality of such disclosure wherever available.

11.3          Technical Publication. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Development activities hereunder. Accordingly, neither DRL nor any of its Affiliates or their respective contractors shall submit for publication, publish, and/or present an abstract or presentation with respect to the activities contemplated by the Development Plan (each of the foregoing, a “Publication”) without prior review and written approval by Journey. In connection with the foregoing, Journey shall apply the same standards and guidelines to its review and approval of Publications submitted by DRL or its Affiliates that Journey applies to its review and approval of Publications submitted by any of its employees.

11.4          Publicity; Terms of Agreement.

(a)               Terms of Agreement. The Parties agree that the existence and terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 11.4.

(b)              Initial Public Announcement. Journey may make a public announcement of the execution of this Agreement, which may be issued on or promptly after the Effective Date; provided that such public announcement is in the form attached hereto as Exhibit G.

(c)               Subsequent Public Announcements. After release of such press release, if either Party or its Affiliates desire to make a public announcement concerning the existence or terms of this Agreement, or any clinical or regulatory announcements, then such Party shall provide a copy of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided), such approval not to be unreasonably withheld, conditioned, and/or delayed. A Party commenting on such a proposed announcement shall provide its comments, if any, within five (5) Business Days after receiving the announcement for review. In addition, where, in the opinion of the disclosing Party’s counsel, required by Applicable Laws, including regulations promulgated by applicable security exchanges, such Party or its Affiliate may, subject to Section 11.4(d), make a public announcement, press release, and/or other public disclosure under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Journey, its Affiliates and its and their respective Sublicensees shall have the right to publicly disclose research, development, and commercial information (including with respect to regulatory matters) regarding the Products; provided, that (a) such disclosure is subject to the provisions of ARTICLE 11 with respect to DRL’s Confidential Information, and (b) except as required by Applicable Law, neither Party shall use the name of the other party or its Affiliates (or insignia, or any contraction, abbreviation or adaptation thereof) without the other Party’s prior written permission. Neither Party nor their Affiliates are required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party or its Affiliate, or by the other Party or its Affiliate, in accordance with this Section 11.4, if such information remains accurate as of such time.

(d)              Required Disclosures. The Parties acknowledge that either or both Parties may be obligated to file under Applicable Laws a copy of this Agreement with the United States Securities and Exchange Commission or other Governmental Authorities and that either Party may be required to disclose information concerning this Agreement or portions of this Agreement with Governmental Authorities involved in the examination or enforcement of Patent rights or Regulatory Authorities in connection with the rights granted under this Agreement. Each Party may make such a required filing and shall use reasonable efforts to request confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party under Applicable Law. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements and provided within ten (10) Business Days after provision of such copy (or such shorter period of time as may be required to comply with Applicable Law), with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed and/or otherwise recorded.

11.5          Prior Confidentiality Agreements. The Parties are parties to that certain confidentiality agreement between the Parties with an Effective Date of November 29, 2018 entered into by Journey and DRL’s Affiliate, Promius Pharma, LLC (the “Prior CDA”). This Agreement, including this ARTICLE 11 shall supersede the Prior CDA and all Confidential Information disclosed pursuant to the Prior CDA shall be considered Confidential Information under this Agreement and subject to the obligations set forth in this ARTICLE 11.

11.6          Destruction of Confidential Information. Except as otherwise set forth in this Agreement, upon termination or expiration of this Agreement, the receiving Party will, at disclosing Party’s option and instruction, promptly destroy all of the disclosing Party’s Confidential Information in its possession, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one copy for its legal files solely to monitor its continuing obligations and/or as reasonably necessary or useful to exercise its rights that expressly survive the termination or expiration of this Agreement.

11.7          Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use and/or disclosure of the other Party’s Confidential Information, then it will promptly notify the other Party of such unauthorized use and/or disclosure.

11.8          Exclusive Property. Except where otherwise provided in this Agreement, all of the disclosing Party’s Confidential Information is the sole and exclusive property of the disclosing Party and the permitted use thereof by the receiving Party for purposes of its performance hereunder will not be deemed a license or other right of the receiving Party to use any such Confidential Information for any other purpose.

ARTICLE 12
TERM AND TERMINATION

12.1          Term. This Agreement becomes effective on the Effective Date, and, unless sooner cancelled or terminated as specifically provided in this Agreement, continues in effect on a country-by-country basis until the expiration of the Revenue Percentage Term in a country and expires in its entirety upon the expiration of the Revenue Percentage Term in the last country in the Territory (the “Term”).

12.2          Termination for Bankruptcy. Subject to the applicable Bankruptcy Code in the country in which each Party exists under Applicable Law, each Party may terminate this Agreement in its entirety prior to the Transfer Date upon immediate written notice if the other Party (a) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, and/or liquidator of itself or of all or a substantial part of its property, (b) makes a general assignment for the benefit of its creditors, (c) commences a voluntary case under the Bankruptcy Code of any country, (d) files a petition seeking to take advantage of any laws relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (e) fails to controvert in a timely and appropriate manner, or acquiesces in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (f) takes any corporate action to effect any of the foregoing, (g) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets or (iii) similar relief under the Bankruptcy Code of any country, or an order, judgment, or decree approving any of the foregoing is entered, and, in each case ((i) through (iii)), such proceeding or case continues unstayed for a period of sixty (60) days, and/or (h) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country.

12.3          Termination for Material Breach.

(a)               Notice. If prior to the Transfer Date a Party materially breaches its obligations under this Agreement with respect to a Product or country or other jurisdiction in the Territory (the “Breaching Party”), then the other Party (the “Non-Breaching Party”) may give written notice to the Breaching Party identifying such material breach in reasonable detail (a “Default Notice”) and, other than material breaches related to failure to make payments due under this Agreement which shall be cured by the Breaching Party (a) within thirty (30) days with respect to any payments under ARTICLE 7, (b) seventy-five (75) days with respect to payment of any Development Costs under ARTICLE 4 and Section 8.10, and (c) one hundred and twenty (120) days with respect to payment to any Third Party by Journey that is performing any activities under the Development Plan, the Breaching Party shall cure such material breach within ninety (90) days after delivery of the Default Notice, provided that if such material breach is not reasonably capable of cure within such ninety (90) day period, then the Breaching Party may submit, within thirty (30) days after delivery of the Default Notice, a reasonable cure plan to remedy such material breach as soon as possible that is reasonably acceptable to the Non-Breaching Party, and upon such submission, the ninety (90) day cure period will be automatically extended for so long as the Breaching Party continues to use Commercially Reasonable Efforts to cure such material breach in accordance with such cure plan (subject to the dispute resolution procedures set forth in Section 12.3(b)). For clarity, uncured failure by Journey to timely pay any Journey Development Costs and/or DRL Development Costs is deemed to be a material breach of this Agreement.

(b)              Process for Disputes. If a Non-Breaching Party provides a Default Notice to the Breaching Party pursuant to Section 12.3(a) as a result of a material breach (or alleged material breach) then, on or before the end of the cure period therefor, either Party shall have the right to refer the matter to the designated executive officer of DRL and the designated executive officer of Journey (or their respective designees) (the “Executive Officers”) pursuant to Section 13.1 before terminating this Agreement in accordance with the process set forth in Section 12.3(c). The cure period set forth in Section 12.3(a) shall be tolled during the pendency of any such dispute, and all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c)               Process for Termination. If the material breach is so cured within the remainder of the cure period, whether without or after the procedure set forth in Section 12.3(b), then this Agreement will remain in full force and effect. If the material breach is not cured within the remainder of the cure period or settled pursuant to Section 12.3(b), then, within thirty (30) days after the end of such cure period, the Non-Breaching Party shall send written notice to the Breaching Party advising of the termination of this Agreement in the applicable country in accordance with this Section 12.3(c).

12.4          Termination for Failure to Pay Second Installment. In the event that Journey has not paid the Second Installment to DRL on or within ninety (90) days from the Effective Date, DRL may immediately terminate this Agreement upon written notice to Journey. For clarity, in the event that this Agreement is terminated by DRL pursuant to this Section 12.4, except with regard to a breach by Journey of its obligations under ARTICLE 11, or fraud or willful misconduct of Journey, DRL’s sole remedy with respect to a claim that Journey breached its obligations under this Agreement shall be DRL’s right to keep the First Installment.

12.5          Termination for Cessation of Development. If at any time during the Development Period, Journey has ceased Development of the Product in the United States for six (6) consecutive months, then DRL may terminate this Agreement upon thirty (30) days’ written notice to Journey; provided that if Journey cures such cessation of Development of the Product in the United States during such thirty (30) day period, Journey shall be deemed to have not ceased Development of the Product in the United States. As used herein “ceased Development” means that Journey has not materially progressed Development of the Product in the United States as evidenced by protracted inactivity by Journey and is not caused by (i) DRL, (ii) Applicable Laws, (iii) action or inaction of any Third Party (including any Regulatory Authority) that is reasonably beyond Journey’s control, and/or (iv) due to an event that would constitute force majeure under Section 14.3.

12.6          Termination for Patent Challenge. In the event that Journey or its Affiliates or Sublicensees (individually or in association with any other person or entity) initiates or otherwise is responsible for a Patent Challenge of any claim in (a) prior to the Transfer Date, any Product Patent or DRL Background Patents, or (b) on or after the Transfer Date, any DRL Background Patents, in either case, in a country, DRL shall have the right to terminate this Agreement in the applicable country upon written notice to Journey if such Patent Challenge is not subject to Journey’s withdrawal or cancellation under Applicable Law or, within thirty (30) days of an initial notice of breach by DRL, Journey has not cured the breach by withdrawing or cancelling such Patent Challenge.

12.7          Termination for Failure to Develop the Product in the European Union. If Journey fails to (a) initiate Development of the Product in the Field in the European Union within twenty-four (24) months from the receipt of Product Regulatory Approval, or (b) cause the First Commercial Sale of the Product to occur in at least one country the European Union within the European Union Approval Period, then in either case (a) or (b), DRL shall have the right to terminate this Agreement solely with respect to the European Union upon thirty (30) days’ written notice to Journey unless Journey, at Journey’s sole discretion, pays DRL the Launch Milestone Payment set forth as item number 1 in Table 7.4 (which applies to First Commercial Sale of the Product in the European Union).

12.8          No Other Termination after Transfer Date. Other than as provided for in Section 12.6 or Section 12.7, after the Transfer Date this Agreement cannot be terminated, in whole or in part, except by express written consent of both Parties.

12.9          Effect of Expiration or Termination.

(a)               Expiration. Upon expiry of the Term on a country or other jurisdiction-by-country or other jurisdiction basis, all rights and licenses granted by a Party to the other Party under this Agreement with respect to the Product shall remain in effect in accordance with their terms and shall become irrevocable, unrestricted, and perpetual and all licenses related thereto will be fully paid up.

(b)              Termination for any Reason. Upon termination of this Agreement by either Party for any reason, Journey shall not be entitled to any refund of any payments made by Journey to DRL. For clarity, this Section 12.9(b) shall not restrict Journey’s rights and remedies available at law or in equity.

(c)               Certain Terminations by Journey prior to Transfer Date. In the event this Agreement is terminated by Journey pursuant to Section 12.2 (for DRL bankruptcy) or Section 12.3 (for DRL material breach) prior to the Transfer Date, all rights and licenses granted to DRL by Journey under this Agreement shall immediately terminate and be of no force or effect.

(d)              Certain Terminations by DRL prior to Transfer Date. In the event this Agreement is terminated by DRL pursuant to Section 12.2 (for Journey bankruptcy) or Section 12.3 (for Journey material breach), Section 12.4 (for failure to pay Second Installment), Section 12.5 (for cessation of Development) or Section 12.6 (for patent challenge) prior to the Transfer Date, then each of the following shall apply:

(i)                 all rights and licenses granted to DRL by Journey under this Agreement shall immediately terminate and be of no force or effect;

(ii)              subject to the terms and conditions of this Agreement, Journey hereby grants to DRL and its Affiliates an exclusive (even as to Journey), royalty-free, fully paid up, transferrable, and sublicensable license under the Journey Improvements to Exploit the Product anywhere in the world; and

(iii)            if DRL determines, in its sole discretion, to wind down the activities under the Development Plan, DRL shall promptly commence winding down its activities under the Development Plan at Journey’s sole cost and expense, provided that Journey’s obligations with respect to such cost and expense will be limited to the cost and expense actually incurred by DRL in performing activities during the Wind Down Period and will not exceed the cost and expense of such activities as estimated during the Development Period and provided for in the Development Plan.

(e)               Termination after the Transfer Date.

(i)                 In the event this Agreement is terminated in the European Union by DRL pursuant to Section 12.7 (for Journey’s failure to Develop the Product in the European Union), then each of the following shall apply:

(A)                all rights and licenses granted by DRL to Journey under this Agreement with respect to the European Union shall immediately terminate and be of no force or effect.

(B)                subject to the terms and conditions of this Agreement, Journey hereby grants to DRL and its Affiliates an exclusive (even as to Journey), royalty-free, fully paid-up, transferable, sublicensable, perpetual and irrevocable license under the Product IP and Journey Improvements to Exploit the Product in the European Union.

(C)                Journey, at its sole cost and expense, shall (A) promptly commence winding down its Commercialization activities in the European Union, and (B) use good faith efforts to complete any and all such wind-down Commercialization activities within three (3) months after the effective date of termination of this Agreement with respect to the European Union.

(D)                To the extent requested by DRL, Journey, at its sole cost and expense, shall transfer, assign and convey to DRL all or part, as determined by DRL each of the following as they relate to the European Union: (A) the Product IP, (B) the Product Trademarks, (C) the Regulatory Approvals (or applications therefor), the Regulatory Materials, and the related clinical data contained or relied upon in any of the foregoing in Controlled by DRL as of the effective date of the termination of this Agreement with respect to the European Union, and (D) the contracts that relate to the Product, including any sublicenses to any Sublicensee.

(E)                Journey shall provide assistance as may be requested by DRL and as is reasonably necessary or useful for DRL to continue Exploit the Products in the European Union, including (A) furnishing to DRL all Journey Know-How to the extent not already possessed by DRL relating to the European Union, (B) assigning or amending as appropriate and practicable, upon request of DRL, any agreements or arrangements with Third Party contractors to distribute, sell or otherwise Commercialize or Manufacture the Products in the European Union. To the extent that any such contract between Journey and a Third Party is not assignable to DRL or covers products in addition to the Products, Journey shall reasonably cooperate to the extent practicable with DRL to arrange to continue to provide such services for a reasonable time after the termination of this Agreement.

(ii)              In the event this Agreement is terminated by DRL pursuant to Section 12.6 (for patent challenge) on or after the Transfer Date, then each of the following shall apply:

(A)                all rights and licenses granted by DRL to Journey under this Agreement shall immediately terminate and be of no force or effect.

(B)                all financial obligations of Journey pursuant to ARTICLE 7 shall remain in full force and effect.

12.10      Rights in Bankruptcy.

(a)               Applicability of 11 U.S.C. § 365(n). All rights and licenses (collectively, the “Intellectual Property”) granted by each Party to the other Party under or pursuant to this Agreement, including all rights and license to use improvements and enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of the Bankruptcy Code or any analogous provisions in any other country or other jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or other jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

(b)              Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or other jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five (5) Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or other jurisdiction.

12.11      Survival. Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more countries) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. For clarity, termination for breach by either Party under Section 12.3, shall not preclude the terminating Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Notwithstanding anything to the contrary, in addition to those specified in Section 12.9, the following provisions will survive any expiration or termination of this Agreement: ARTICLE 1 (Definitions), ARTICLE 10 (Indemnification), ARTICLE 11 (Confidentiality), ARTICLE 13 (Dispute Resolution), ARTICLE 14 (Miscellaneous), and Sections 2.2(b) and (d) (Journey License Grant to DRL), 7.10 (Foreign Exchange), 7.11 (Payment Method; Late Payments), 7.12 (Records), 7.13 (Audits), 7.14 (Taxes), 7.15 (No Joint Venture), 8.1 (Ownership of Existing Know-How and Patents), 8.3 (Ownership of Journey Improvements), 8.6(c) (Cooperation), 8.9 (Infringement of Third Party Claim) (but with respect to Section 8.6(c) and 8.9, solely with respect to actions that are ongoing at the time of such termination), 12.9 (Effects of Termination) and 12.11 (Survival). Except as expressly set forth herein, all rights and obligations of the Parties hereunder shall terminate on the expiration or termination of this Agreement.

ARTICLE 13
DISPUTE RESOLUTION

13.1          Referral of Disputes to Parties Executive Officers; Arbitration. In the event of any disputes, controversies, and/or differences between the Parties, arising out of, in relation to, or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, performance, application, and/or termination of this Agreement (each a “Dispute”), then upon the written request of either Party, which request shall set forth the nature of the Dispute in sufficient detail to allow for meaningful good faith negotiations, the Dispute shall be first submitted to the Executive Officers of each Party, who shall have full authority to negotiate for and bind their respective Party, for attempted resolution by good faith negotiations within thirty (30) days. If the Dispute is not resolved within thirty (30) days following the written request for amicable resolution, or such other time as the Parties may mutually agree in writing, then (a) if the Dispute is an intellectual property Dispute relating to the scope, validity, enforceability, or infringement of any Patent or Trademark rights covering the Manufacture, use, importation, offer for sale, sale or other Exploitation of the Product, then such Dispute shall be resolved pursuant to Section 13.5, and (b) for any Dispute that is not one of the foregoing, then either Party may, initiate an arbitration pursuant to Exhibit H. Any determination pursuant to this Section 13.1 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible. Notwithstanding anything herein to the contrary, nothing in this Section 13.1 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, and/or other interim equitable relief concerning a Dispute in accordance with Section 13.2, if reasonably deemed by such Party necessary to protect the interests of such Party. Any Party may bring an action or proceeding in any court of competent jurisdiction seeking temporary injunctive or equitable relief (or their non-U.S. equivalents), or to prevent irreparable harm preserve the status quo until any arbitration is commenced. The Parties agree that any court action or proceeding to compel or in support of arbitration or for provisional remedies in aid of arbitration, including any action to enforce the provisions of this Section, may be brought in the federal or state courts located in New York, New York (the “New York Courts”). The Parties hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the New York Courts for such purpose, and in any action to enforce any arbitration award rendered hereunder and waive any right to stay or dismiss any such actions or proceedings brought before the New York Courts based on forum non conveniens or improper venue. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Laws, no Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written agreement of both Parties. This ARTICLE 13 shall be specifically enforceable in any court of competent jurisdiction.

13.2          Equitable Relief. Notwithstanding Section 13.1, each Party acknowledges that its material breach of Sections 4.3(b), 6.1, 6.3, 8.6(c), 9.6, 9.7, and/or ARTICLE 11 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated by damages in an action at law. By reason thereof, each Party agrees that the other Party may, in addition to any other remedies it may have under this Agreement or otherwise, seek preliminary and permanent injunctive and other equitable relief from the New York Courts to prevent or curtail any actual or threatened breach of any Article or Section referenced in this Section that is reasonably likely to cause it irreparable harm. For the avoidance of doubt, unless DRL has properly terminated this Agreement prior to the Transfer Date in accordance with this Agreement, if (a) DRL has received the Second Installment and all Milestone Payments in full owed by Journey pursuant to Section 7.2, (b) DRL has been reimbursed in full for all DRL Development Costs that are not disputed in good faith by Journey, and (c) Journey has provided DRL with the notice described in Section 5.1, then the Assignment Agreements shall become effective and Journey will be entitled to specific performance, if necessary, to ensure the complete sale, assignment, transfer, and conveyance of such rights, title, and interest, in and to the Assigned Assets and to obtain DRL’s reasonable assistance in confirming such sale, assignment, transfer, and conveyance of the Assigned Assets.

13.3          Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof are governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.4          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4.

13.5          Patent and Trademark Disputes. Notwithstanding Section 13.1, any Dispute relating to the scope, validity, enforceability or infringement of any Patent or Trademark rights covering the Manufacture, use, importation, offer for sale, sale or other Exploitation of the Product will be submitted to a court of competent jurisdiction in the country or other jurisdiction in which such Patent or Trademark rights were granted or arose.

ARTICLE 14
MISCELLANEOUS

14.1          Entire Agreement; Conflict; Amendment. This Agreement, including the Exhibits attached hereto, together with the Assignment Agreements, the Pharmacovigilance Agreement and any other documents delivered pursuant hereto or thereto sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto and thereto and their Affiliates with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA. If a conflict exists between this Agreement and any ancillary agreement, this Agreement shall control. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2          Licenses and Permits. Until the expiration or termination of this Agreement, on a country-by-country basis, each Party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law in order to carry out its obligations under this Agreement.

14.3          Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure; provided the non-performing Party promptly provides notice of the start and stop of such force majeure event to the other Party. Such excuse will continue for so long as the condition constituting force majeure continues, provided the non-performing Party takes reasonable efforts to remove the condition as soon as possible. For purposes of this Agreement, force majeure is a condition beyond the reasonable control of the affected Party and without fault of such affected Party, including an act of God, war, civil commotion, terrorist act, epidemic, pandemic, inoperability or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and orders by a Governmental Authority. Performance shall be excused only to the extent of and during the reasonable continuance of such force majeure event. Any deadline or time for performance that falls during or subsequent to the occurrence of any of the force majeure events referred shall be automatically extended for a period of time equal to the period of such event. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement.

14.4          Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.4, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) four (4) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

                If to DRL: Dr. Reddy’s Laboratories Ltd.

[***]

And

[***]

With copies to (which will not constitute notice):

[***]

And

[***]

                If to Journey: Journey Medical Corporation

9237 East Via De Ventura Blvd., Suite 105

Scottsdale, AZ 85258, USA

Attn: President & CEO

[***]

With a copy to (which will not constitute notice):

Journey Medical Corporation

9237 East Via De Ventura Blvd., Suite 105

Scottsdale, AZ 85258, USA

Attn: General Counsel

[***]

14.5          No Strict Construction; Interpretation; Headings. The language in this Agreement is to be construed in all cases according to its fair meaning. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders. The word “or” is used in the disjunctive sense and the word “and” is used in the conjunctive sense (except that any list of terms joined by “and,” such as “A, B, and C,” herein will mean “any or all of such terms” (such as “any or all of A, B, and C” (e.g., A, A and B, or all of A, B, and C))). Whenever “and/or” is used in this Agreement, it means “A or B or both.” Whenever this Agreement refers to a number of days, unless specifically designated as Business Days, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including,” “include,” or “includes,” mean including, without limiting the generality of any description preceding such term. The term “in writing” regarding any representation or warranty made herein means in any written form, including in an e-mail communication to the applicable Party or its Affiliates. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (c) any reference to any Person will be construed to include the Person’s successors and permitted assigns, (d) the words “herein,” “hereof,” and “hereunder” and words of similar import will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (f) all references to Sections and Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (g) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files, storage, or databases containing the information, files, items, documents, or materials to which such words apply, and (h) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

14.6          Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, and/or delayed, except that (a) after the Transfer Date, DRL may make such an assignment or transfer without Journey’s consent to its Affiliates or to a Third Party successor that acquires all or substantially all of the assets of the business of DRL to which this Agreement relates, and (b) after payment by Journey for all DRL Development Costs in-full and of all of the Milestone Payments set forth in Sections 7.1, 7.2 and 7.3 (which may be paid early by Journey at Journey’s discretion), Journey may make an assignment or transfer without DRL’s consent to its Affiliates or to a Third Party successor that acquires all or substantially all of the assets of the business of Journey to which this Agreement relates or in connection with an Acquisition Event, so long as Journey or the acquiror thereof timely makes any applicable payment owed to DRL under Section 7.8; provided that Journey shall remain responsible for, and agrees to pay, perform and discharge any and all debts and liabilities accrued prior to, and remain accruing as of, the effective date of such assignment or transfer. Any successor or assignee of rights or obligations permitted hereunder will, in writing to the other Party, expressly assume performance of the rights or obligations of the Party assigning rights to it under this Agreement. This Agreement will be binding on the successor of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.6 is null, void, and of no legal effect.

14.7          Performance by Affiliates and/or Sublicensees. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and/or Sublicensees. Each Party hereby guarantees the performance by its Affiliates and Sublicensees or sublicensees, as applicable, of such Party’s obligations under this Agreement and shall cause its Affiliates and Sublicensees to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate and/or Sublicensee of any of such Party’s obligations under this Agreement also is a breach by such Party, and the other Party may proceed directly against such Party and/or Sublicensee without any obligation to first proceed against such Party’s Affiliate and/or Sublicensee.

14.8          Further Assurances and Actions. The Parties agree to execute and deliver such other documents, certificates, agreements, and other writings and materials, and to take such other actions as may be reasonably necessary to consummate and implement expeditiously the express purposes and intent contemplated by this Agreement.

14.9          No Third Party Beneficiaries. Except for the rights to indemnification provided for under ARTICLE 10, (a) all rights, benefits, and remedies under this Agreement are solely intended for the benefit of DRL and Journey, and (b) no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence, and strict liability), or as a defense, setoff, and/or counterclaim to any action or claim brought or made by the Parties.

14.10      Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held to be invalid, illegal, and/or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided that the validity, legality, and/or enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Applicable Law. The Parties agree that if a court finds that the scope of any one or more of the provisions contained in this Agreement shall, for any reason, be invalid, illegal, excessively broad, unreasonable, and/or unenforceable in any respect, then the court may modify such provision and render it reasonable.

14.11      No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit therefrom, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay, and/or the failure of any Party to enforce or exercise any term, condition, and/or part of this Agreement at any time and/or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition, and/or part, nor will it forfeit any rights, power, and/or privilege to future enforcement thereof. No single or partial exercise of any right, power, and/or privilege will preclude any other or further exercise of such right, power, and/or privilege or the exercise of any other right, power, and/or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement and/or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver and/or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to and/or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and/or remedies available to a Party, whether under this Agreement or afforded by Applicable Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

14.12      Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination, and/or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind and/or obligate the other Party to this Agreement for any sum or in any manner whatsoever, and/or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, DRL and Journey shall be independent contractors and the legal relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. This Agreement is not a partnership or deemed partnership or an Association of Person (“AOP”) agreement. Nothing in this Agreement will be construed to establish a relationship of partners, AOPs, or joint venturers between the Parties. Neither DRL nor Journey shall make any statements, representations, and/or commitments of any kind, and/or to take any action that is binding on the other, in each case, without the prior consent of the other Party to do so.

14.13      English Language. This Agreement was prepared and executed in the English language, which language governs the interpretation of, and any dispute regarding, the terms and conditions of this Agreement.

14.14      Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Each Party may execute this Agreement in AdobeTM Portable Document Format (“PDF”) sent by electronic mail. In addition, PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any Party will constitute due execution and delivery of this Agreement.

14.15      Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

14.16      Acknowledgments and Representations. Each of the Parties acknowledges and represents that it has been represented by legal counsel regarding its rights and obligations under this Agreement, has participated in the drafting hereof, and fully understands the terms and conditions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed by their duly authorized offices as of the Effective Date.

DR. REDDY’S LABORATORIES, LTD.

By:	/s/
Name:
Title

JOURNEY MEDICAL CORPORATION

By:	/s/
Name:
Title

[Signature Page to Assignment License, and Collaboration Agreement]